UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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FLORIDA EAST COAST INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Malaga Street

St. Augustine, FL 32084

April 26, 2005

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Florida East Coast Industries, Inc. The meeting will be held at Flagler College, 74 King Street, St. Augustine, Florida, on Thursday, June 2, 2005, at 10:30 a.m.

This booklet includes a formal notice of the annual meeting and the proxy statement. The principal business at the annual meeting will be to elect directors, approve an amended and restated stock incentive plan and act on other business as may properly come before the meeting. We are pleased that Jorge Perez, Chairman of The Related Group of Florida and Welly Sanders, Managing Director of Wachovia Capital Markets will join our incumbent directors on our board.

Your vote is important. We encourage you to vote your shares in accordance with the instructions printed on the enclosed proxy card before the meeting so that your shares will be represented and voted even if you do not attend the meeting.

Thank you for your ongoing support of and continued interest in Florida East Coast Industries, Inc.

Adolfo Henriques

Chairman of the Board,

President and Chief

Executive Officer

FLORIDA EAST COAST INDUSTRIES, INC.

One Malaga Street

St. Augustine, FL 32084

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 2, 2005

The annual meeting of the shareholders of Florida East Coast Industries, Inc. will be held in the Flagler Room, Flagler College, 74 King Street, St. Augustine, Florida, on Thursday, June 2, 2005, at 10:30 a.m.

The following business, which is described in the accompanying proxy statement, will be presented for consideration at the annual meeting:

1.	The election of ten directors to hold office until the annual meeting of shareholders in 2006, or until their successors are elected and qualified.

2.	The approval of an Amended and Restated Florida East Coast Industries’ Stock Incentive Plan.

3.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

The board of directors has established the close of business on April 15, 2005 as the record date for determining those shareholders who will be entitled to notice of and to vote at the annual meeting or any adjournment thereof.

By Order of the Board of Directors.

Heidi J. Eddins

Secretary

Dated: April 26, 2005

Your vote is important. Please vote your shares in accordance with the instructions printed on the enclosed proxy card, regardless of whether you plan to attend the meeting in person.

FLORIDA EAST COAST INDUSTRIES, INC.

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held June 2, 2005

This proxy statement is being mailed to shareholders on or about April 26, 2005 in connection with the solicitation by the board of directors of Florida East Coast Industries, Inc. of proxies to be voted at the annual meeting of shareholders to be held on June 2, 2005, or at any adjournment thereof.

Our principal business address is One Malaga Street, St. Augustine, Florida 32084, and the telephone number is (904) 829-3421.

SOLICITATION AND REVOCATION OF PROXIES

We are soliciting the enclosed proxy by order of our board of directors for use in connection with the annual meeting of our shareholders to be held on June 2, 2005. The expense of printing and mailing this proxy statement will be borne by us. In addition to soliciting proxies by mail, the company’s directors, officers and employees may solicit proxies on behalf of the company personally, or by telephone or by facsimile, but it is estimated that the expense of any such solicitation will be nominal. We may reimburse brokers and other nominees for the expenses of forwarding proxy materials to the beneficial owners of stock held in their names. We have retained the services of Innisfree M&A Incorporated to assist in the solicitation at a cost of $7,500. Beneficial owners of our stock may be given the opportunity to vote through the Internet or by telephone. The proxy card which is included with this statement states if Internet or telephone voting is available.

A proxy may be revoked by a shareholder at any time prior to it being voted by providing written notice to our secretary at the address noted above, or by attending and voting in person at the annual meeting by ballot. If a proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted at the meeting in accordance with the instructions of the shareholder. If no instructions are given, proxies will be voted in accordance with the recommendations of the board of directors.

MATTERS TO BE CONSIDERED

Shareholders will consider and act upon proposals to (i) elect ten directors to serve until the next annual meeting of shareholders in 2006 or until their respective successors are elected and qualified and (ii) approve the Amended and Restated Stock Incentive Plan.

VOTING SECURITIES

Record Date; Shares Outstanding

The board of directors has established the close of business on April 15, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. On that date, there were 32,396,906 shares of common stock issued and outstanding. Only shareholders of record at the close of business on the record date are entitled to receive notice of and to vote at the meeting.

Quorum; Broker Votes

The holders of at least a majority of the outstanding shares of common stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum. For purposes of determining the presence of a quorum, any proxy marked “withhold authority” with respect to the election of a particular nominee for director will be counted as shares present and entitled to vote.

Under the rules of the New York Stock Exchange (NYSE), brokers holding shares for customers have the authority to vote on certain matters when they have not received instructions from the beneficial owners and do not have such authority as to certain other matters (so-called broker non-votes).

The election of directors is one matter that brokers may vote on without instructions from the beneficial owner. Brokers may not vote without your direction on the approval of the Amended and Restated Stock Incentive Plan. Shares so held by brokers without voting instructions from the beneficial owners will be counted to establish a quorum.

Voting for Directors

Directors are elected by a plurality of the shares voted at a meeting where a quorum is present. The number of shares of common stock you owned as of the close of business on the record date is shown on the enclosed proxy card. Each share of common stock you own is entitled to one vote in an election of directors. Each shareholder is entitled to cumulate his, her or its shares for purposes of electing directors. Each shareholder is entitled to multiply the number of votes that the shareholder is entitled to cast by the number of directors for whom that shareholder is entitled to vote. The resulting share votes may be cast for a single candidate or distributed among as many candidates as the shareholder sees fit. Cumulative voting applies only to the election of directors. Broker non-votes have no effect on the election of directors.

If you sign your proxy card or voting instruction card with no further instructions, Heidi J. Eddins and Daniel H. Popky, as designated proxies, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you instruct that your votes be withheld.

Voting for Stock Incentive Plan

In regard to voting on the approval of the Amended and Restated Stock Incentive Plan, each share of common stock outstanding as of the close of business on the record date is entitled to one vote. The affirmative vote of a majority of the votes cast at a meeting where a quorum is present will be sufficient to approve the plan.

Voting on Other Matters

With respect to any other matter that properly comes before the annual meeting, the designated proxies will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion in the best interests of the company, in either case in accordance with applicable law. At the date this proxy statement went to press, the board of directors had no knowledge of any business other than that described in this proxy statement that is expected to come before the annual meeting.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table provides information about any person known by management to have been the beneficial owner of more than 5% of our common stock as of December 31, 2004:

Names and Addresses of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Franklin Mutual Advisers, LLC (a) 51 John F. Kennedy Parkway Short Hills, NJ 07078	12,029,310	37.6%
Alfred I. duPont Testamentary Trust 4600 Touchton Road, East Building 200, Suite 500 Jacksonville, FL 32246	3,085,930	9.6%
CitiGroup, Inc. (b) 399 Park Ave. New York, NY 10043	2,241,046	7.0%

(a)	Based on a Schedule 13D filing dated July 19, 2004.
(b)	Based on Schedule 13G filing dated February 11, 2005. Reporting persons include Citigroup Global Market Holdings reporting beneficial ownership of 2,225,066 shares, with shared voting power.

Security Ownership of Directors, Nominees for Director and Executive Officers

The following table provides information, as of March 31, 2005, regarding the beneficial ownership of our common stock by the directors, the nominees for director, and the executive officers named in the summary compensation table and all directors, nominees and executive officers as a group. The number of shares shown in the table includes the number of shares that the person specified may acquire by exercising options that may be exercised within 60 days of March 31, 2005.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Common Stock Owned
Robert W. Anestis (a)	763,149	2.3%
Robert D. Fagan	1,412	*
David M. Foster (b)	25,000	*
Allen C. Harper (c)	21,713	*
Adolfo Henriques (d)	120,338	*
James E. Jordan	1,412	*
Gilbert H. Lamphere (e)	16,642	*
Joseph Nemec (f)	17,235	*
Jorge Perez	—	*
James J. Pieczynski	1,412	*
Wellford L. Sanders, Jr.	—	*
G. John Carey (g)	77,477	*
Heidi J. Eddins (h)	60,191	*
Robert F. MacSwain (i)	63,637	*
John D. McPherson (j)	192,666	*
Daniel H. Popky	43,442	*
All executive officers and directors as a group (16 persons)	1,405,726	4.2%

*	Less than 1 percent.
(a)	Includes beneficial ownership of 649,929 shares of common stock that may be acquired by exercise of options and 3,199 shares of FECI Stock Fund in Mr. Anestis’ 401(k) Plan. Mr. Anestis terminated his position on March 28, 2005.
(b)	Included beneficial ownership of 17,600 shares of common stock that may be acquired by exercise of options.
(c)	Includes beneficial ownership of 18,735 shares of common stock that may be acquired by exercise of options.
(d)	Includes beneficial ownership of 18,647 shares of common stock that may be acquired by exercise of options.
(e)	Includes beneficial ownership of 14,238 shares of common stock that may be acquired by exercise of options.
(f)	Includes beneficial ownership of 14,257 shares of common stock that may be acquired by exercise of options.
(g)	Includes beneficial ownership of 42,279 shares of common stock that may be acquired by exercise of options.
(h)	Includes beneficial ownership of 10,504 shares of common stock that may be acquired by exercise of options, 368 shares of FECI Stock Fund in Mrs. Eddins’ 401(k) Plan and 295 shares acquired through the FECI Employee Stock Purchase Plan.
(i)	Includes beneficial ownership of 13,130 shares of common stock that may be acquired by exercise of options and 983 shares of FECI Stock Fund in Mr. MacSwain’s 401(k) Plan.
(j)	Includes beneficial ownership of 129,104 shares of common stock that may be acquired by exercise of options and 4,649 shares of FECI Stock Fund in Mr. McPherson’s 401(k) Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and any persons owning more than 10% of a class of our stock to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC) and the NYSE. During 2004, except as set forth below, our executive officers and directors filed with the SEC, on a timely basis, all required reports relating to transactions involving our equity securities beneficially owned by them. We have relied on the written representation of our executive officers and directors and copies of the reports they have filed with the SEC in reaching this conclusion.

In 2004, a Form 4 for Mark Leininger, Vice President & Controller, was filed 13 days late due to an administrative error at the company. The Form 4 reflected the surrender of shares for tax withholding obligations on the vesting of restricted stock. Additionally, The Alfred I. duPont Testamentary Trust filed a Form 4 reflecting the disposition of 5.2 million shares 25 days late.

Board of Directors and Board Committees

The board of directors holds quarterly meetings, including one meeting following the annual meeting of shareholders, and other meetings when called in accordance with our By-Laws. During 2004, the board of directors held ten meetings.

Attendance

During 2004, all of the directors attended at least 75% of the total number of board and applicable committee meetings. As a general matter, board members are expected to attend the company’s annual meeting of shareholders. All board members attended the 2004 annual meeting of shareholders.

Committees

To assist it in carrying out its duties, the board of directors has authority to appoint committees. Under that authority, the board of directors had three standing committees during 2004, an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which is comprised of non-employee directors.

Audit Committee

The audit committee (a) assists the board in its oversight of the integrity of the financial statements of the company, the qualifications, independence and performance of the company’s independent registered public accounting firm, the independence and performance of the company’s internal audit function, and compliance by the company with legal and regulatory requirements, (b) has sole authority to appoint, retain, compensate, evaluate and replace the independent registered public accounting firm, and (c) prepares the audit committee report included in this proxy statement. The audit committee reviews and approves in advance all audit, audit-related and non-audit services performed by the independent registered public accounting firm (to the extent those services are permitted by the Securities Exchange Act of 1934, as amended). The audit committee may, from time to time, delegate its authority to pre-approve non-audit services on a preliminary basis to one or more audit committee members, provided that such approval be presented to the full audit committee at the next audit committee meeting.

The audit committee meets with management and our internal auditors periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting. It discusses these matters with our independent registered public accounting firm, internal auditors, and with appropriate financial management personnel. Both the independent registered public accounting firm and the internal auditors regularly meet privately with the committee and have unrestricted access to the committee. In addition, among its other responsibilities, the audit committee reviews our critical accounting policies, our annual and quarterly reports on Forms 10-K and 10-Q and where appropriate, on Form 8-K, and other filings with the SEC and our earnings releases before they are published.

Management has primary responsibility for our financial statements and the overall reporting process, including our system of internal controls. The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements present fairly, in all material respects, our financial position, results of operations and cash flows in conformity with generally accepted accounting principles, and discusses with the audit committee any issues they believe should be raised with them. In addition, the independent registered public accounting firm audits management’s assessment of internal controls over financial reporting and the effectiveness of such internal controls.

During the year ended December 31, 2004, the audit committee was comprised of Adolfo Henriques (Chair), Robert Fagan, David Foster, Gilbert Lamphere, and James Pieczynski. Until June 3, 2004, Richard Ellwood also served on the audit committee; Mr. Ellwood did not stand for re-election to the board of directors at the 2004 annual meeting. Effective March 28, 2005, Mr. Henriques became Chairman, President and Chief Executive Officer of the company and resigned from the audit committee. James Pieczynski was named chairman of the audit committee effective March 28, 2005. The board of directors has determined that each director who serves on the audit committee is “independent” for purposes of the NYSE listing standards and has the ability to read and understand financial statements. The board has also determined that Mr. Henriques, Mr. Lamphere, Mr. Fagan and Mr. Pieczynski are “audit committee financial experts” as defined in SEC regulations. The board of directors has adopted a written charter setting out the functions the audit committee is to perform. A copy of the current charter is available on our website (www.feci.com). The audit committee held eight meetings during the fiscal year ended December 31, 2004.

Compensation Committee

The compensation committee periodically reviews the company’s compensation philosophy, policies, practices and procedures, and makes recommendations to our board of directors concerning changes, as appropriate. The board of directors has delegated to the compensation committee the responsibility of assuring that the chief executive officer and other executive officers are compensated in a manner consistent with these compensation policies. The compensation committee reviews and determines annually the individual elements of total compensation for our executive officers. The compensation of the chief executive officer is subject to the approval of the non-management members of the board. The committee also reviews the compensation of the directors and reports to the board on that matter. The compensation committee considers the advice of independent outside consultants and compensation survey data in determining the amounts and types of compensation the company pays its officers and directors. In addition to establishing the base salary of the executive officers, the compensation committee administers the company’s cash incentive plan and stock incentive plan. The compensation committee oversees management’s succession plan and the company’s employee benefit plans and savings and retirement plans and reports its findings to the board of directors. The current compensation committee charter, which is available on our website (www.feci.com), requires that the committee be comprised of non-employee directors meeting the independence requirements of the NYSE. The compensation committee is currently comprised of Allen Harper (Chair), James Jordan, Gilbert Lamphere, and Joseph Nemec, each of whom meets these independence requirements. (Until June 3, 2004, J. Nelson Fairbanks also served on the compensation committee; however, Mr. Fairbanks did not stand for re-election in 2004. Herbert Peyton also served on the compensation committee in 2004 until he resigned from the board in August 2004.) The compensation committee held nine meetings in 2004.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for (a) identifying individuals qualified to become board members and recommending director nominees to the board, (b) recommending directors for appointment to the board’s committees, (c) evaluating and reporting to the board regarding director independence, (d) overseeing the orientation and continuing education program for directors and self evaluations of the board’s performance, (e) recommending corporate governance guidelines and (f) overseeing compliance with the guidelines and the company’s code of conduct.

The governance guidelines and the current charter of the nominating and corporate governance committee are posted on our website (www.feci.com). The committee, as its charter requires, is comprised solely of non-employee directors meeting the independence requirements of the NYSE. During the year ended December 31, 2004, the committee was comprised of Joseph Nemec (Chair), David Foster, Adolfo Henriques and James Jordan, all of whom meet these requirements. (W. L. Thornton and John Lord also served on this committee in 2004 until they resigned from the board in August 2004.) See Certain Relationships and Related Transactions on page 21. Adolfo Henriques resigned from the committee on March 28, 2005 when he became Chairman, President and Chief Executive Officer of the company. The nominating and corporate governance committee held nine meetings in 2004.

Compensation of Directors

Non-management directors receive a cash retainer of $30,000 per year, a fee of $2,000 for each board meeting attended and a $2,000 fee for each committee meeting attended. In addition, each chairperson of a board committee receives a $5,000 cash retainer each year. Directors are reimbursed for transportation and other reasonable expenses incident to attending board and committee meetings. Each director receives shares of restricted stock having a fair market value at the time of such grant of $50,000 upon election or re-election to the board. Fifty percent of these shares vest on each of the six-month and one-year anniversaries of the date of the grant. In 2004, upon election, each director received 1,412 shares of restricted stock. The board has adopted stock ownership guidelines that require directors to accumulate stock in the company equal in value to five (5) times the annual cash retainer over no more than five (5) years.

Code of Ethics

The company has adopted a Code of Conduct that applies to all employees and directors of the company. The Code of Conduct includes a code of ethics that applies to the Chief Executive Officer, Chief Financial Officer, the Controller and any other employee with any responsibility for the preparation and filing of documents with the SEC. The entire Code of Conduct is posted on the company’s website (www.feci.com). We may post on our website amendments to or waivers of the provisions of the Code of Conduct, if any, made with respect to any of our directors and executive officers. Please note that the information contained on the website is not incorporated by reference in, or considered to be a part of, this document or any other document filed with the SEC.

Executive Sessions of Non-Management Directors

Non-management directors meet regularly in executive session without management. Non-management directors are all those directors who are not company officers but could include directors, if any, who are not “independent” because he/she has a material relationship with the company. No current non-management director has such a relationship. The only management director on our board is Adolfo Henriques, Chairman, President and Chief Executive Officer. An executive session is scheduled at each regularly scheduled board meeting. Executive sessions are chaired by the committee chairpersons on a rotating basis unless the non-management directors select a different director to preside due to the topic being discussed.

Communications with Directors

Any shareholder who desires to communicate with the board of directors may do so by writing to: Non-Management Directors, Florida East Coast Industries, Inc., One Malaga Street, St. Augustine, FL 32084. As directed by the board, such communications are forwarded by the secretary to the directors, as appropriate, depending on the facts and circumstances of the communication received. Communications labeled confidential will be forwarded to the chair of the audit committee. Pursuant to the board’s delegation, the chair of the audit committee will distribute such communications to other members as the facts and circumstances require. Any communication regarding accounting, internal accounting controls and auditing matters will be forwarded by the secretary to the chair of the audit committee.

Corporate Governance and Independence of Directors

The board of directors has adopted corporate governance guidelines to address significant principles of governance of the company. The guidelines cover topics including board composition and director qualification, education and evaluation, directors’ responsibilities, director compensation, board size, committees and committee composition, and management succession. The guidelines limit the number of board seats a director may hold to three (3) public companies, unless the board determines that service on additional boards would not impair the ability to serve effectively on FECI’s board.

The guidelines provide that a majority of the board shall meet the independence requirements of the NYSE. No director qualifies as independent unless the board determines that the director has no direct or indirect material relationship with the company. The board has determined that, excluding Mr. Henriques, all of its members meet the independence requirements. In making that determination, the board applied the following standards:

A director who is an employee, or whose immediate family member is an executive officer of the company may not be deemed independent until three years after the end of such employment relationship.

A director who receives, or whose immediate family member receives more than $100,000 per year in direct compensation from the company, other than director and committee fees, is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company is not independent until three years after the end of the affiliation or the employment or auditing relationship.

A director who is employed, or whose immediate family member is employed as an executive officer of another company where any of the company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

A director who, or whose immediate family member, serves as an executive officer of a charitable organization that received contributions from the company within the preceding three fiscal years with contributions exceeding, during any single fiscal year, the greater of $100,000, or 2% of such charitable organization’s consolidated gross revenues will not be considered independent.

Each year the board reviews all direct and indirect relationships that a director or any member of his or her immediate family has with the company, including its subsidiaries, to determine whether any such relationship is inconsistent with a determination that the director is independent as set forth above. The board of directors reviews all facts and circumstances of such relationships.

Selection of Director Candidates

The nominating and corporate governance committee is responsible for developing a slate of director nominees for approval by the board of directors. The committee’s goal is to assemble a board that brings to the company a variety of perspectives and skills in light of the business and strategy of the company. To develop a slate of candidates for the board’s consideration, the committee considers the appropriate size of the board and the needs of the company. The committee oversees an evaluation of the current members of the board in light of the skills and experience that are relevant to the company’s business. If any member of the board does not wish to continue in service or if the committee recommends that a member not be re-nominated, the committee identifies the desired skills and experience desirable to complete the board slate. The committee strives to balance the considerable benefit of continuity of knowledge, skills and experience with the periodic injection of new perspectives.

Among other things, when assessing a candidate’s qualifications, the committee considers many factors about the prospective nominee, including the ability to represent the interests of all shareholders, the candidate’s standards of integrity, commitment and independence of thought and judgment; the ability to dedicate sufficient time, energy and attention to the diligent performance of his/her duties, including the candidate’s service on other public company boards as set forth in our guidelines; the extent to which the candidate contributes to the diversity of talent, skill, and experience of the board as a whole. The committee considers all of these qualities when determining whether or not to recommend a candidate. The committee may utilize a search firm to help identify candidates who meet the qualifications established by the committee. The committee may also receive and consider suggestions from other board members and management. Additionally, the committee considers qualified candidates for directors suggested by our shareholders, including nominations made pursuant to our articles of incorporation. Shareholders may suggest qualified candidates for director by writing to the chair of the nominating and corporate governance committee or our corporate secretary at FECI, One Malaga Street, St. Augustine, FL 32084.

In preparation for the 2005 annual meeting, the committee received suggestions for board candidates from both representatives of the Alfred I. duPont Testamentary Trust (Trust) and Franklin Mutual Advisers (FMA). Representatives of the nominating and corporate governance committee met with the candidates suggested by FMA and the Trust as well as with other potential candidates suggested by incumbent independent directors. After these interviews, the committee recommended that Jorge Perez, who is a candidate suggested by Adolfo Henriques, and Wellford Sanders, who is a candidate suggested by the Trust, be included on the slate of directors to be elected at the annual meeting.

PROPOSAL No. 1

ELECTION OF DIRECTORS

At the annual meeting, ten directors are to be elected to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified.

Nominees

The ten individuals named below are the nominees for election as directors. The designated proxies named on the accompanying proxy card intend to vote for the election to the board of directors of the persons named below. With the exception of Mr. Perez and Mr. Sanders, all of the nominees are currently members of our board of directors. Certain information concerning each of the nominees is set forth below. A shareholder’s proxy will be voted for the election of these nominees unless otherwise indicated by the shareholder.

The board of directors knows of no reason why any nominee for director would be unable to serve as a director. If any nominee should, for any reason, be unable to serve, the shares represented by all valid proxies would be voted for the election of such other persons as the board of directors may designate.

Name	Director Since	Age	Principal Occupation or Employment for the Past Five Years; Other Directorships[1]
ROBERT D. FAGAN	2004	59	Retired, formerly Chairman, President and Chief Executive Officer, TECO Energy, Inc.
DAVID M. FOSTER	2000	70	Independent business consultant, Jacksonville, Florida; Director, SunTrust Bank/North Florida and Director, Gate Petroleum Company. Real estate manager for Jacksonville Greyhound Racing, Inc. Previously attorney with Rogers Towers, P.A., a Florida law firm.
ALLEN C. HARPER	1994	59	Real Estate Broker; Formerly Chairman and CEO, Esslinger Wooten Maxwell Realtors, Inc., a real estate brokerage firm based in Coral Gables, Florida; currently Chairman and Chief Executive Officer, American Heritage Railway, which owns and operates scenic railroads in Colorado and North Carolina; Chairman and Director, South Fla. Regional Transportation Authority; Director, Miami-Dade County Expressway Authority.
ADOLFO HENRIQUES	1998	51	Chairman, President and Chief Executive Officer, FECI since March 28, 2005, formerly Southern Region CEO of Regions Financial Corp. since July 2004. Previously Group CEO of Union Planters Bank from July 2001 to July 2004 and President and Chief Executive Officer, Union Planters Bank-Florida, from February 1998 to July 2001; Director, Medica HealthCare Plans, Inc., a privately held health care services company.
JAMES E. JORDAN	2004	60	Managing Director, Arnhold and S. Bleichroeder Advisers, LLC, a privately owned global investment management company since July 2002. Prior to that time, Mr. Jordan was a private investor and a consultant to The Jordan Company, a private investment banking firm. Director, Leucadia National Corporation, JZ Equity Partners, Plc., and the First Eagle family of funds.
GILBERT H. LAMPHERE	2000	52	Managing Director, Lamphere Capital Management, a private equity firm, 1999 to present; Director, Canadian National Railway Company; Former Chairman, Illinois Central Railroad.
JOSEPH NEMEC	2000	64	Senior Vice President, Booz, Allen and Hamilton. Director, Black & Veatch, a privately held engineering and construction company.
JORGE PEREZ		55	Chairman, The Related Group of Florida, a residential development, construction services and property management firm operating primarily in Florida.
JAMES J. PIECZYNSKI	2004	42	Managing Director, Healthcare Real Estate Group, CapitalSource Finance, LLC, a publicly-held commercial finance company since February 2005; and director at the same company from 2001 – until February 2005; President, CFO and Board Member, LTC Properties, Inc., a real estate investment trust with a long term care real estate portfolio from 1997 – 2001.
WELLFORD L. SANDERS, JR.		59	Managing Director, Wachovia Capital Markets, LLC, an affiliate of Wachovia Corporation and its predecessors, since 1997; Director of Hancock Fabrics, Inc.

THE BOARD RECOMMENDS A VOTE FOR ELECTION OF EACH

OF THE NOMINEES NAMED ABOVE.

[1]	If no dates are indicated, each nominee has had the same principal occupation for at least the past five years.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation for our Chief Executive Officer and each of the five other most highly compensated executive officers of FECI and its subsidiaries during the three-year period ended December 31, 2004.

Summary Compensation Table

	Annual Compensation							Long-Term Compensation Awards
	Year	Salary ($)		Bonus (a) ($)		Other Annual Compensation ($)		Restricted Stock Awards (b) (1), (2), (3) ($)		Securities Underlying Options (c) (#)/SARs	All Other Compensation (d) ($)
Robert W. Anestis, 59 Chairman, President & Chief Executive Officer	2004 2003 2002	$ $ $	600,000 550,250 521,250	$ $ $	685,000 450,000 370,035	* * *		$ $ $	1,093,813 899,438 974,610	0 0 53,478	$ $ $	2,015,795 6,978 5,810	(e)

Robert F. MacSwain, 62 Vice Chairman	2004 2003 2002	$ $ $	362,250 350,000 325,000	$ $ $	312,927 215,000 192,265	* * *		$ $ $	423,784 345,938 424,830	0 0 4,789	$ $ $	8,470 8,220 5,810

John D. McPherson, 58 Executive Vice President; President, Florida East Coast Railway, L.L.C.	2004 2003 2002	$ $ $	350,000 337,750 312,750	$ $ $	358,750 195,000 182,626	* * *		$ $ $	250,672 207,563 224,910	0 0 428	$ $ $	7,228 6,978 8,834

G. John Carey, 50 President, Flagler Development Company	2004 2003 2002	$ $ $	323,000 312,000 300,000	$ $ $	269,412 239,304 205,202	* * *		$ $ $	250,092 207,563 224,910	0 0 9,180	$ $ $	6,535 5,523 5,260

Daniel H. Popky, 40 Executive Vice President and Chief Financial Officer	2004 2003 2002	$ $ $	259,195 0 0	$ $ $	221,003 0 0	$144,288 * *	(f)	$ $ $	747,806 0 0	0 0 0	$ $ $	5,013 0 0

Heidi J. Eddins, 48 Executive Vice President, Secretary & General Counsel	2004 2003 2002	$ $ $	290,000 275,000 250,000	$ $ $	265,716 185,000 172,896	* * *		$ $ $	250,672 207,563 174,930	0 0 1,915	$ $ $	5,716 5,466 5,810

*	Less than $50,000 and less than 10% of the sum of salary and bonus. Other annual compensation includes a car allowance and payment of club dues.
(a)	Cash bonus earned for performance in 2004 was paid to the listed executive officers on March 14, 2005.
(b)	The amounts in the column represent the grant date value of restricted common stock awarded to the listed executive officers.
(c)	The amounts reported in “Securities Underlying Options #/SARS” have been adjusted to reflect the impact of the recapitalization of the company on September 22, 2003.
(d)	The amounts reported in “All Other Compensation” in the table above include the following payments with respect to 2004:

	Company Contribution to 401(k)	Value of Executive Life Insurance Paid by Company
Anestis	$4,150	$3,078
MacSwain	$4,150	$4,320
McPherson	$4,150	$3,078
Carey	$4,150	$2,385
Popky	$4,150	$1,188
Eddins	$3,825	$1,566

(e)	In a transaction initiated at the request of the Board of Directors, in connection with its adoption of a stock ownership requirement for the CEO, the company cancelled vested, in-the-money stock options to acquire 144,000 shares of the company’s common stock held by Mr. Anestis. The embedded value, ($2,008,567) less applicable tax withholding, was paid in common stock. Mr. Anestis was issued 36,407 shares (valued at $35.06, which was the closing price on February 24, 2004.)
(f)	Includes temporary living and relocation expenses of $93,044 and related taxes paid of $52,244 for Mr. Popky. Salary and bonus payments are actual payments reflecting Mr. Popky’s February 18, 2004 hire date.

(1)	Aggregate Restricted Stock Holdings at End of Fiscal Year 2004.

The table below reflects the aggregate totals of restricted stock held by the listed executive officers at December 31, 2004. The value of such holdings is calculated using the $45.10 closing price on the NYSE on December 31, 2004.

Name	Number of Shares Restricted	Value as of 12/31/04
Anestis	51,472	$2,321,387
MacSwain	19,812	$893,521
McPherson	11,797	$532,045
Carey	11,797	$532,045
Popky	20,950	$944,845
Eddins	11,797	$532,045

(2)	Restricted Stock Awards and Vesting Schedules.

In August 2003, the following listed executive officers were each granted the following shares of restricted common stock: Robert Anestis, 29,250; Robert MacSwain, 11,250; John McPherson 6,750; John Carey, 6,750; and Heidi Eddins, 6,750. The shares vest ratably over four years.

Mr. Popky was awarded 17,500 shares of restricted stock on February 18, 2004 when he joined the company. These shares vest ratably over four years.

In February 2004, the following listed executive officers were each granted the following shares of restricted stock: Robert Anestis, 14,235; Robert MacSwain, 5,475; John McPherson, 3,285; John Carey, 3,285; and Heidi Eddins, 3,285. These shares vest ratably over four years.

In August 2004, the following listed executive officers were each granted the following shares of restricted stock: Robert Anestis, 15,300; Robert MacSwain, 5,900; John McPherson, 3,450; Daniel Popky, 3,450; John Carey, 3,450; and Heidi Eddins, 3,450. These shares vest ratably over four years.

Dividends are paid on restricted shares in the same way that dividends are paid on common stock.

(3)	On March 28, 2005, Mr. Anestis terminated his position. In accordance with his employment agreement, all his restricted stock vested effective on that date.

Option/SAR Grants in Last Fiscal Year

No options were granted to the named executed officers in 2004.

Stock Option Exercises and Values

The following table reflects the number of stock options held and the realizable gain of the stock options that are “in-the-money” at December 31, 2004.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)		Value of Unexercised In-the-Money Options/SAR’s at Fiscal Year-End ($) (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert W. Anestis (2)	80,524	$797,188	625,444	24,485	$9,653,750	$601,182
Robert F. MacSwain	177,792	$2,172,659	23,634	12,100	$317,588	$298,696
John D. McPherson	65,756	$1,191,421	128,961	10,647	$2,183,250	$265,452
G. John Carey	36,283	$495,233	46,218	10,938	$254,231	$266,648
Daniel H. Popky	0	$0	0	0	$0	$0
Heidi J. Eddins	89,043	$1,159,014	21,884	8,516	$325,046	$211,232

(1)	Value of unexercised options/SARs at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money options/SAR grants and $45.10, the closing price of common stock on December 31, 2004.
(2)	On March 28, 2005, Mr. Anestis terminated his position. In accordance with his employment agreement, all of his options vested.

Equity Compensation Plan Information

The following table sets forth information about the company’s equity compensation plans as of December 31, 2004:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding option, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excludes securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by shareholders	1,455,028	(1)	$29.79	2,365,454	(2)

Equity compensation plans not approved by shareholders	N/A		N/A	N/A

Total	1,455,028	(1)	$29.79	2,365,454	(2)

(1)	Includes options outstanding as of December 31, 2004 to purchase shares under the Florida East Coast Industries, Inc. 1998 Stock Incentive Plan, as amended, and the Florida East Coast Industries, Inc. 2002 Stock Incentive Plan.
(2)	As of December 31, 2004, includes 1,633,269 shares available for future issuance under the Florida East Coast Industries, Inc. 1998 and 2002 Stock Incentive Plans and 732,185 shares reserved for issuance under the Florida East Coast Industries, Inc. Employee Stock Purchase Plan. Under the 2002 Stock Incentive Plan, a total of 400,000 shares of restricted stock can be granted, and as of December 31, 2004, 127,927 shares of restricted stock were available for grant.

EXECUTIVE OFFICERS

Adolfo Henriques; age 51; Chairman, President and Chief Executive Officer

Mr. Henriques was appointed Chairman, President and Chief Executive Officer on March 28, 2005. From July 2004 until he joined the company, he was Southern Region CEO of Regions Financial Corp. From July 2001 to July 2004, he was Group CEO of Union Planters Group, Southern Group and from February 1998 to July 2001 he was President and CEO of Union Planters Bank – Florida. He has served on the company’s board of directors since 1998 and as chairman of the audit committee for four years.

Robert F. MacSwain; age 62; Vice Chairman

Mr. MacSwain was appointed Vice Chairman in December 2000. From February 1999 to December 2000, he was Executive Vice President – Special Projects.

John D. McPherson; age 58; Executive Vice President; President, Florida East Coast Railway, L.L.C.

Mr. McPherson joined the company in February 1999 as Executive Vice President – Rail Operations and Chief Operating Officer of Florida East Coast Railway, an affiliate of the company. He is now President of the Railway.

G. John Carey; age 50; President, Flagler Development Company

Mr. Carey was promoted to President of Flagler Development Company, an affiliate of the company, in December 2000. From December 1999 to December 2000 he was Executive Vice President and Chief Operating Officer of Flagler. From 1998 to 1999, Mr. Carey was senior investment officer of The St. Joe Company in charge of commercial development activities throughout Florida, the Southeast and Texas.

Daniel H. Popky; age 40; Executive Vice President and Chief Financial Officer, CPA

Mr. Popky joined the company in February 2004 as Executive Vice President and Chief Financial Officer. Prior to joining the company, he was Senior Vice President and Chief Financial Officer with Allied Holdings, Inc. where he served for over nine years in various capacities. Allied provides distribution and transportation services of new and used vehicles to the automotive industry and owns and leases over 120 facilities throughout the United States and Canada. Prior to joining Allied Holdings, Inc., Mr. Popky held various positions for over eight years with Arthur Andersen LLP.

Heidi J. Eddins; age 48; Executive Vice President, Secretary and General Counsel

Mrs. Eddins was appointed Executive Vice President, Secretary and General Counsel in 2000; she joined the company as Senior Vice President, Secretary and General Counsel in March 1999.

Mark A. Leininger: age 43, Vice President and Controller, CPA

Mr. Leininger was named Vice President and Controller of the company in October of 1999. He was Assistant Controller with CSX Transportation from January 1996 to October 1999.

Bradley D. Lehan; age 41, Vice President and Treasurer

Mr. Lehan joined the company as Vice President and Treasurer in January 2002. He served as Vice President-Director of Strategic Sourcing for Vivendi Universal, after its purchase of Houghton Mifflin Company, a NYSE listed company and a leading publisher of textbooks, instructional technology, assessments, and other educational materials for elementary and secondary schools and colleges. At Houghton Mifflin Company, he served as Vice President-Treasurer for over ten years.

EXECUTIVE EMPLOYMENT AGREEMENTS

We have employment agreements with certain of the executive officers listed in the “Compensation of Executive Officers” section of this proxy statement. Brief summaries of the employment arrangements are set forth below.

On February 10, 2005, the company announced that Robert W. Anestis would terminate his position as Chairman, President and Chief Executive Officer of the company effective on or about March 28, 2005. The company entered into an agreement with Mr. Anestis with regard to his termination from the company. Mr. Anestis received cash severance in the amount of $3.3 million, health care coverage for him and his spouse to age 65, acceleration of vesting of 19,695 shares of previously granted options and the lapsing of restrictions on 47,913 shares of previously granted restricted stock, a 2004 performance share grant of 34,578 shares and a pro rata stock award for service in 2005 of 20,909 shares. He will also receive certain services such as tax and financial planning services. Mr. Anestis executed a non-compete, non-solicitation agreement regarding the company’s primary businesses.

Mr. Henriques and the company have entered into an employment agreement, effective as of March 28, 2005 which provides a base annual salary of $630,000 (to be reviewed annually), a target annual cash incentive bonus opportunity of 75% and maximum of 150% of base pay and an annual long-term equity incentive, upon attainment of performance goals established by the compensation committee of the board of directors. Additionally, Mr. Henriques received as an inducement award a grant of 80,000 shares of restricted stock that vest equally over three years, subject to earlier vesting in the event of a termination without cause, resignation with good reason, death or disability and a grant of 25,500 fully vested shares of stock. He will also receive a signing bonus of $500,000 (to make up for lost bonuses) payable over two years. The company will also provide a supplemental retirement benefit (to replace that which he is forfeiting). Allocations to the supplemental retirement benefit plan, which vests in two years, will be $500,000 in 2005, $130,000 in 2006, with annual allocations of 20% of base salary thereafter. The company will provide a reasonable housing allowance for Mr. Henriques to maintain a residence in Northeast Florida and will reimburse him for travel between St. Augustine and Miami. In the event of a termination without cause or resignation with good reason, Mr. Henriques will receive severance equal to two times annual base and bonus compensation with 208G Excise Tax protection, and continued health coverage for a period of time.

On February 2, 1999, we entered into employment agreements with Robert F. MacSwain, Heidi J. Eddins and John D. McPherson. On December 17, 1999, Flagler Development Company (previously known as Gran Central Corporation) entered into an employment agreement with G. John Carey as Executive Vice President and Chief Operating Officer. Mr. Carey was promoted to President in December 2000. On February 18, 2004, the Company entered into an employment agreement with Daniel H. Popky to serve as Executive Vice President and Chief Financial Officer.

Each of these executives is entitled to participate in our annual cash incentive plan, with a target bonus of 50% of base salary (75% with respect to Mr. Henriques) with a maximum bonus opportunity of 100% of base salary (150% for Mr. Henriques), based upon the attainment of performance goals, and our annual long-term equity incentive plan. In the event that we terminate the executive’s employment other than for cause, death or disability, or the executive terminates his or her employment for good reason (as defined in the employment agreements), the employment agreement obligates us to, among other things, (i) continue payments to the executive of an amount up to two times such executive’s base salary and target bonus, and (ii) continue the executive’s health plan participation for a period up to 18-months. The employment agreements also obligate us to provide each of the executives an additional payment in an amount necessary to discharge, without cost to the executive, any excise taxes payable by such executive. The employment agreements entitle the executives to participate in our various savings, retirement, welfare, fringe benefit, relocation and car allowance plans, programs and arrangements.

EXECUTIVE CHANGE IN CONTROL AGREEMENTS

In 2001, our board of directors determined that it was in the best interest of the company and its shareholders to amend the provisions relating to a change in control contained in the employment agreements and any other written agreements with the executive officers listed in the “Compensation of Executive Officers” section of this proxy statement and certain other key employees. To effect such amendments, each of these executive officers executed a change in control agreement. A brief summary of the change of control agreement is set forth below.

Under the change in control agreement, certain payments are to be made by us to the executive officer if a change of control occurs during the term of the agreement and the executive officer’s employment is terminated (i) without cause by the company or by the executive for good reason at any time on the date of the change of control, or within two years thereafter, or (ii) without cause by the company or by the executive for certain good reasons during the time period beginning three months prior to the change in control and ending immediately prior to the change in control, where such termination was requested by the party taking control or was otherwise in anticipation of the change in control.

A change of control occurs, as defined under the change of control agreement, if: (i) a person or a group of affiliated persons becomes the beneficial owner of more than 50% of the total voting power of our outstanding voting securities; (ii) a change in the composition of the board of directors occurs as a result of which fewer than a majority of the directors are incumbent directors (as defined in the change of control agreement); (iii) the company is liquidated or it sells or disposes of substantially all of its assets other than by a spin-off or similar disposition to our shareholders; or (iv) the company is a party to a merger or consolidation in which the shareholders prior to such transaction hold less than 50% of the total voting power of the surviving entity immediately after such transaction. “Good reason” is generally defined under the change of control agreement to include: (i) any diminution in the executive’s title, material diminution in the executive’s duties, responsibilities or authority, or the assignment to the executive of duties and responsibilities materially inconsistent with the position held prior to the change in control; (ii) a relocation of the executive’s principal business location of over 35 miles or a material increase in the amount of required travel; (iii) a reduction in the executive’s annual base salary; (iv) a failure by us to continue any annual bonus plan or arrangements in which the executive is entitled to participate and no plan with substantially similar benefits is substituted therefor after a change of control; or (v) a failure to permit the executive to participate in cash-or-equity based incentive plans and programs providing the executive with an annualized award value at least equal to the annualized award value provided to the executive immediately prior to the change in control.

In the event of a change of control and employment termination as described above, the executive officer is generally entitled to receive (i) any unpaid base salary, unpaid accrued vacation, unpaid bonus for the fiscal year preceding the date of termination, unreimbursed expenses, and all other payments or benefits to which the executive may be entitled under the terms of any non-severance compensation arrangement or benefit program, (ii) a lump sum cash payment equal to three times the sum of the executive’s base salary and target bonus in effect immediately preceding the change in control, (iii) payment of a pro rata portion of the bonus for the fiscal year to which the bonus relates, (iv) acceleration of equity grants, and (v) continuation for three years of participation in all health plans in effect on the date of termination, if the executive continues to pay the applicable premium and does not obtain other employment that offers substantially similar or improved benefits.

In the event that the executive officer becomes entitled to payments and/or benefits under the change in control agreement or any other plan, arrangement or agreement with us as a result of a change in control and such payments/benefits will be subject to the tax imposed by Section 4999 of the Internal Revenue Code, the executive officer will be entitled to an additional payment from the company in an amount necessary to discharge without cost to the executive officer any such tax imposed.

Under the change in control agreement, the restrictive covenants (including confidentiality and non-competition) in any other agreement the executive officer has with us continue to apply after a change of control or termination of employment after a change of control. Furthermore, for a two-year period after the date of termination, the executive officer is prohibited from soliciting any of our employees and interfering in any way with our business relationships. Subject to certain limitations, the executive officer must release all claims he or she has or may have against us to receive payment under the change in control agreement.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During the last completed fiscal year, the compensation committee was comprised of Allen C. Harper (Chair), James Jordan, Gilbert Lamphere, and Joseph Nemec. None of the members of the compensation committee were officers or employees of the company or any of its subsidiaries in the last fiscal year or in any prior periods.

COMPENSATION COMMITTEE REPORT

The compensation committee is responsible for determining annually the total compensation of the senior executive officers of the company, including establishing annual base pay and administering the company’s stock incentive plan and its cash incentive plan (including determining grants and awards thereunder). The committee considers the advice of independent outside consultants in its determinations. The committee annually reviews compensation survey data and information from several sources to ensure that total compensation is competitive. The committee met nine times in 2004.

Compensation Philosophy

The goal of the executive compensation program is to attract, motivate and retain highly talented individuals while ensuring that these executives are compensated in a way that advances both the short-and long-term interests of shareholders. The compensation of executive officers consists of three primary components: base salary, annual cash incentive and equity grants.

The committee believes that a significant portion of compensation should be at risk. Awards under our performance-based annual cash incentive are dependent on the executive achieving goals designed to create value for shareholders. The committee rewards executives when they have achieved these goals. The committee also makes equity grants that are intended to align executives’ economic interest with that of the shareholders.

Base Salary

The committee sets base salaries at levels that are intended to be at approximately the market median level, taking into consideration job responsibilities, experience and individual job performance. The committee, with the assistance of an independent consultant, carefully evaluates organizations with similar attributes and complexity to identify appropriate market competitive data. When making base salary adjustments, the committee also examines individual performance.

Annual Cash Incentive

Annual cash incentives for our executives are determined based on the performance of each of our businesses compared to a number of financial metrics and development milestones approved by the committee, and the individual contributions and performance of the executives to pre-established goals approved by the committee. Awards for our executives in 2004 were based on the weighted results compared to the pre-approved targets of our transportation and real estate businesses and the individual’s performance. These measures were railway EBITDA, railway return on net assets, real estate operating profit before depreciation and amortization, land sales revenues, leasing occupancy levels, construction success based on on-time and on or below budget performance and new development commitments. The committee establishes levels of financial performance at each of the business units, including threshold, target and maximum levels. Seventy-five percent of the cash incentive opportunity for corporate executives is determined based on the performance of the business units against those targets established for the fiscal year in question and 25% is based on pre-determined individual goals and individual contributions.

Executives at the business units are evaluated based on the financial results specific to the business they manage. In addition to the financial measures, at least 20% of the total cash incentive payment to such executives is based on accomplishment of pre-determined individual objectives and individual contributions.

Equity Incentives

We also have a long term incentive program (LTI) under which the committee makes equity awards. In the last three years these awards have been in the form of grants of restricted stock. The committee may also make awards of stock options.

The restricted stock awards have performance features. In 2004, the committee granted as a threshold grant 50% of the LTI target opportunity, vesting over a four year period; additional stock grants may be awarded based on performance and if awarded, also vest over a four year period. The performance awards are made based on the results achieved in the combined financial and development metrics described above under “Annual Cash Incentive.” The target LTI grant is 100% of the threshold grant; the maximum award for superior performance is 175% of the target award. The performance awards are made based on the results achieved in the combined financial and developmental metrics described above under “Annual Cash Incentive.”

Fringe Benefits

In evaluating and determining the total compensation of executive officers, the compensation committee also considers the value of our fringe benefit plans. It also reviews survey data to determine market competitive practices. We provide health coverage, life and disability insurance, and a 401(k) plan with a company contribution that matches a portion of the employee’s contribution. The maximum company contribution in 2004 was $4,150 to any one employee. We also pay for limited club dues, and, commencing in 2005, for financial and tax planning services for the executives listed in the summary compensation table.

Compensation of the Chief Executive Officer

Mr. Anestis’ compensation for 2004 was established applying the principles outlined above.

Base Salary

Based on his performance and market data, Mr. Anestis’ salary was increased in 2004 by 9%. In late 2004 the full board of directors conducted a formal evaluation of Mr. Anestis’ performance. The compensation committee oversaw that evaluation. The board evaluated Mr. Anestis’ performance with respect to strategic planning, financial results, capital allocation, management and leadership of the company, and investor communications. Market competitive data was also reviewed. Based on his performance and market data, the board approved the committee’s recommended salary increase of 3.5% for 2005.

Annual Incentive

Following the determination of year-end results, the committee reviewed Mr. Anestis’ performance in relation to the performance measures established in the annual cash incentive plan (184% of target), as well as Mr. Anestis’ performance of specific goals established by the committee. Based on his performance in relation to the goals previously established, the committee recommended and the board approved a bonus of $685,000.

Stock Incentives

On February 25, 2004, Mr. Anestis was awarded 14,235 shares of restricted stock, vesting ratably over four years, based on the company’s performance in 2003 to financial targets. On August 26, 2004, in accordance with the LTI plan, Mr. Anestis was awarded 15,300 shares of restricted stock, vesting ratably over four years as a threshold grant for 2004. On February 16, 2005, Mr. Anestis was awarded an additional 34,578 shares of restricted stock based on the company’s 2004 performance.

On February 10, 2005, the company announced that Mr. Anestis would terminate his employment effective on or about March 28, 2005. The company and Mr. Anestis entered into a separation agreement which provided for severance benefits consistent with Mr. Anestis’ amended employment agreement. The terms of the separation agreement are described under Executive Employment Agreements on page 15.

Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to their chief executive officers or any of the four other most highly compensated executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The compensation committee endeavors to structure certain performance-based compensation, including stock grants to executive officers who may be subject to Section 162(m) of the Internal Revenue Code, in a manner that satisfies those requirements but some amounts paid under our compensation program may not qualify.

The compensation committee reserves the authority to award non-deductible compensation in the event it determines that the complexity of managing the diverse businesses comprising the company and other circumstances warrant such compensation. Further, because of ambiguities and uncertainties as to the application in interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation the company intends to have satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Compensation Committee:

Allen Harper, Chairman

James Jordan

Gilbert Lamphere

Joseph Nemec

STOCK PERFORMANCE GRAPH

Comparison of Five-Year Cumulative Total Return

The graph below shows the five-year cumulative total shareholder return, assuming the investment of $100 on December 31, 1999 (and the reinvestment of dividends thereafter) in our common stock, the Russell 2000 Index, the Russell 3000 Index, the NAREIT (National Association Real Estate Investment Trust) Equity Index, and the S&P 1500 Railroads Index.(1)

Comparison of Cumulative Total Return Among the Company, the Russell 2000,

the Russell 3000, the NAREIT Equity Index and the S&P 1500 Railroads

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04
Russell 2000 Index	$100.00	$96.98	$99.39	$79.03	$116.38	$137.71
Russell 3000 Index	$100.00	$92.54	$81.94	$64.29	$84.25	$94.32
NAREIT Equity Index	$100.00	$126.37	$143.97	$149.47	$204.98	$269.70
S&P 1500 Railroads	$100.00	$106.01	$105.03	$107.69	$117.43	$124.08
Florida East Coast Inds.	$100.00	$86.14	$55.79	$56.13	$84.70	$115.97

(1)	The S&P 1500 Railroads Index replaces the Fidelity Railroad Index which is no longer available. Companies in the S & P Index are Union Pacific Corp., Burlington Northern Santa Fe, CSX Corp., Norfolk Southern Corp. and Kansas City Southern. In 2000, Kansas City Southern was excluded from the S&P 1500.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

On August 13, 2004, the company purchased 5.5 million shares of common stock from The Alfred I. duPont Testamentary Trust and the Nemours Foundation for $34.50 per share, or approximately $191 million. The shares represented approximately 14.9% of the company’s total outstanding common stock. After the transaction, the Trust owned 3,085,930 shares or approximately 9.8% of the total shares outstanding. The Foundation no longer owns any shares of the company. In connection with the transaction, the Trust’s representatives, W. L. Thornton, John S. Lord, and Herbert H. Peyton resigned from the board in August 2004.

In February 2005, Florida East Coast Railway, L.L.C. entered into an agreement to sell to a third party a portion of an unused rail corridor in Miami-Dade County, Florida for $11.1 million. Esslinger Wooten Maxwell Inc. Realtors (EWM Realtors) acted as an agent for the buyer. The transaction is subject to a number of contingencies; however, if the transaction is consummated, EWM Realtors will receive a 3% commission from the buyer. Allen Harper, a director of the company, is the former chairman and CEO of EWM Realtors. Mr. Harper will be paid a portion of the commission paid by the buyer to EWM Realtors. The company will not pay any consideration to EWM Realtors or Mr. Harper.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP served as our independent registered public accounting firm for the fiscal years ending December 31, 2004, 2003 and 2002. Representatives of KPMG are expected to be present at the annual meeting of shareholders and will have the opportunity to make a statement if they desire to do so. The KPMG representatives are also expected to be available to respond to appropriate questions. The audit committee of the board of directors has appointed KPMG to serve as the independent registered public accounting firm to audit the company’s 2005 financial statements.

Audit Fees

During the year ended December 31, 2004, we paid $510,450 in fees to KPMG LLP for professional services rendered for the audit of the annual consolidated financial statements and review of our financial statements included in our quarterly reports during that period, the audit of management’s assessment of internal controls over financial reporting and the audit of the effectiveness of internal controls over financial reporting. During the year ended December 31, 2003, we paid $300,902 in fees to KPMG LLP for professional services rendered for the audit of the consolidated financial statements.

Audit Related Fees

We paid $24,000 and $34,000 in audit related fees to KPMG for professional services related to the audits of employee benefit plans for years 2004 and 2003 respectively.

Tax Fees

None in years 2004 and 2003.

All Other Fees

None in years 2004 and 2003.

Audit Committee Pre-Approval Policies and Procedures

The audit committee reviewed and approved in advance the audit and audit-related services described above. The audit committee delegated to the chairman of the committee the responsibility to pre-approve non-audit services to be performed by the independent accountant and any such approvals are presented to the full audit committee at the next committee meeting.

AUDIT COMMITTEE REPORT

The audit committee assists the board in fulfilling its responsibilities for general oversight of the integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of the internal auditors and independent registered public accounting firm, and financial risk assessment and risk management. The audit committee oversees the company’s relationship with its independent registered public accounting firm (who report directly to the audit committee). The audit committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties and receive appropriate funding, as it deems necessary, to obtain such advice and assistance.

In carrying out its responsibilities, the audit committee, among other things: monitors preparation of quarterly and annual financial reports by the company’s management; supervises the relationship between the company and its independent registered public accounting firm, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving all non-audit services, if any; and confirming the independence of the independent registered public accounting firm; and oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the company’s policies relating to legal and regulatory compliance, ethics and conflicts of interest and review of the company’s internal auditing program.

The company’s management has responsibility for preparing the company’s financial statements and for the financial reporting process. The company’s independent registered public accounting firm, KPMG LLP, is responsible for expressing an opinion on the conformity of the company’s audited financial statements with accounting principles generally accepted in the United States, an opinion on management’s assessment of the effectiveness of the company’s internal control over financial reporting and an opinion regarding the effective operation of the company’s internal control over financial reporting. The members of the audit committee are not professionally engaged in the practice of auditing or accounting. Members of the committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm.

In this context, the audit committee reports as follows:

The audit committee reviewed the company’s audited consolidated financial statements as of and for the year ended December 31, 2004, and discussed those financial statements with management.

The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU§380).

The audit committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent registered public accounting firm their independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements referred to above be included in the company’s Annual Report on Form 10-K.

Audit Committee:

Adolfo Henriques (1), Chairman

Robert Fagan

David Foster

Gilbert Lamphere

James Pieczynski

(1)	Adolfo Henriques was named Chairman, President and Chief Executive Officer of the company effective March 28, 2005 and resigned from the audit committee; James Pieczynski was appointed as chairman of the audit committee effective that date.

PROPOSAL No. 2

APPROVAL AND ADOPTION OF AN AMENDMENT AND RESTATEMENT OF

THE 2002 STOCK INCENTIVE PLAN

General

On February 17, 2005, the board of directors adopted, subject to shareholder approval at the annual meeting, an amendment and restatement of the company’s 2002 Stock Incentive Plan (the “Amended Plan”). While the 2002 Stock Incentive Plan provides for grants of stock options and restricted stock of the company, the Amended Plan also permits awards of other forms of stock based compensation and short-term cash incentive awards.

Stock options have long been an integral and essential part of competitive compensation packages for companies in our industry. However, changes in accounting policies which require expensing of stock options have precipitated changes in compensation packages in favor of alternative forms of equity interests. Since 2002, the compensation committee has been addressing this changing climate and introducing grants of restricted stock vesting over a period of 3 or 4 years instead of stock options. The board of directors is proposing the Amended Plan in order to provide the company with the flexibility needed to design stock incentive compensation awards that will be competitive with current and future compensation trends and to respond to any changes, both anticipated and unanticipated, in accounting policies.

Therefore, the board of directors is seeking approval of the Amended Plan in order to expand the types of awards that may be granted under the 2002 Stock Incentive Plan. In addition, shareholder approval of the Amended Plan is desired, among other reasons, to allow for the tax deductibility by the company of awards under the Amended Plan for purposes of Section 162(m) of the Internal Revenue Code and to meet the continued listing requirements of the NYSE.

In addition to adding flexibility, the proposed Amended Plan increases the total amount of shares that may be granted to plan participants. Currently the number of shares of common stock available for future grants of incentive awards under the company’s 1998 Stock Incentive Plan and the 2002 Stock Incentive Plan (“Plans”) as of March 31, 2005 is 1.45 million of which approximately 92,000 are available for restricted stock awards. If the Amended Plan is approved, no new grants will be made under the company’s 1998 Plan but the unused shares under the 1998 Stock Incentive Plan will be rolled into the Amended Plan. In adopting the Amended Plan, the board has approved an increase in the amount of common stock available so that the total number of shares available for future grants of incentive awards will be 2.0 million. This amount may increase in the future by the number of shares that are replenished to the pool as a result of forfeiture, termination, cancellation or surrender of awards previously granted under the Plans. The company anticipates that the pool of shares available under the Amended Plan will be sufficient to meet the company’s needs for the next three to five years.

The following is a summary of the material features of the Amended Plan. The summary of the Amended Plan does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the proposed Amended Plan, which is attached to the proxy statement as Annex A.

Summary of the Amended Plan

The Amended Plan authorizes the granting of incentive awards of up to 2.0 million shares of common stock, (inclusive of 1.45 million shares available as of March 31, 2005 for grant under existing plans) subject to adjustment as described below. Incentive awards may be in the form of stock options, stock appreciation rights (SARs), restricted stock, restricted stock units, performance awards, other stock-based awards and short-term cash incentive awards as described below. Unless terminated earlier, the Amended Plan will expire on June 2, 2015. Employees of the company and its subsidiaries, outside directors and consultants of the company will be eligible to receive incentive awards.

Administration

The Amended Plan will continue to be administered by the compensation committee. All members of the compensation committee are non-employee directors of the company. The compensation committee has the authority to determine, within the limits of the express provisions of the Amended Plan, the individuals to whom awards will be granted, the nature, amount and terms of such awards and the objectives and conditions for earning such awards. With respect to employees who are not subject to Section 16 of the Securities Exchange Act of 1934, as amended, or are not considered “covered employees” as defined in Section 162(m) of the Internal Revenue Code, the compensation committee may delegate its authority under the Amended Plan to the extent permitted under applicable law to one or more officers or employees of the company. Members of the compensation committee are entitled to be indemnified by the company with respect to claims relating to their actions in the administration of the Amended Plan, except in the case of willful misconduct on their part.

Types of Awards

Awards under the Amended Plan may include stock options, SARs, restricted stock, restricted stock units, performance awards and other stock-based awards and short-term cash incentive awards.

Stock Options. The compensation committee may grant to a participant incentive stock options, options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination thereof. The terms and conditions of stock option grants, including the quantity, price, vesting periods, and other conditions on exercise will be determined by the compensation committee. Incentive stock option grants shall be made in accordance with Section 422 of the Internal Revenue Code.

The exercise price for stock options will be determined by the compensation committee in its discretion. The exercise price per share for each stock option will be at least equal to 100% of the fair market value of one share of common stock on the date when the stock option is granted. In the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of stock of the company on the date of grant, the exercise price may not be less than 110% of the fair market value of one share of common stock on the date the stock option is granted. Additionally, in the case of non-qualified stock options, the exercise price may vary in accordance with a predetermined formula while the non-qualified stock option is outstanding.

Stock options must be exercised within a period fixed by the compensation committee that may not exceed ten years from the date of grant, except that in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of stock of the company on the date of grant, the exercise period may not exceed five years. The Amended Plan provides for earlier termination of stock options upon the participant’s termination of employment, unless extended by the compensation committee, but in no event may the options be exercised more than ten years after the date of grant.

At the compensation committee’s discretion, payment for shares of common stock on the exercise of stock options may be made in cash, shares of common stock held by the participant, a combination of cash and shares of common stock or in any other form of consideration acceptable to the compensation committee (including one or more forms of “cashless” exercise).

Stock Appreciation Rights. SARs may be granted by the compensation committee. A SAR entitles the participant to receive, from the company, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of common stock on the exercise date over the SAR exercise price, times (ii) the number of shares of common stock with respect to which the SAR is exercised.

The exercise price of a SAR is determined by the compensation committee, but shall not be less than 100% of the fair market value of a share of common stock as of the date of grant. Upon exercise of a SAR, payment will be made in cash or shares of common stock, or a combination thereof, as determined by the compensation committee.

Restricted Stock and Restricted Stock Units. The compensation committee may award to a participant shares of common stock subject to specified restrictions (“restricted stock”). Restricted stock may be subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified forfeiture period and/or the attainment of specified performance targets over the forfeiture period.

The compensation committee also may award to a participant restricted stock units representing the right to receive shares of common stock in the future subject to the achievement of one or more goals relating to the completion of service by the participant and/or the achievement of performance or other objectives. The compensation committee determines the terms and conditions of restricted stock and restricted unit awards. However, subject to possible acceleration of vesting under certain conditions, the minimum vesting period for performance-based awards will be one year and for time or service-based awards will be in substantially equal installments over a period of at least three years.

With respect to awards of restricted stock or restricted stock units intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, the performance targets described in the preceding two paragraphs may be established by the compensation committee, in its discretion, based on one or more of the following measures: operating income, operating profit (earnings from continuing operations before interest and taxes), return on net assets, earnings before interest, taxes, depreciation and amortization, operating profit (earnings before depreciation and amortization), earnings per share, return on investment or working capital, return on shareholders’ equity, economic value added (the amount, if any, by which net operating profit after tax exceeds a charge for capital), sales, revenue, leasing performance, development performance and cost targets, any one of which may be measured with respect to the company or any one or more of its subsidiaries and either in absolute terms or as compared to another company or companies, and quantifiable, objective measures of individual performance relevant to the particular individual’s job responsibilities (the “Performance Goals”).

Performance Awards and Other Stock-Based Awards. Under the Amended Plan, the compensation committee may grant performance awards and other stock-based awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock.

The compensation committee may grant performance awards to participants under such terms and conditions, as it deems appropriate. A performance award entitles a participant to receive a payment from the company, the amount of which is based upon the attainment of predetermined performance targets over a specified award period. Performance awards may be paid in cash, shares of common stock or a combination thereof, as determined by the compensation committee. Award periods will be established at the discretion of the compensation committee. The performance targets will also be determined by the compensation committee. With respect to performance awards and other stock-based amounts intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, the applicable performance targets shall be established, in the compensation committee’s discretion, based on one or more of the Performance Goals described above under the section titled “Restricted Stock and Restricted Stock Units.” Except with respect to awards intended to qualify as “performance based compensation” for purposes of Section 162(m), when circumstances occur that cause predetermined performance targets to be an inappropriate measure of achievement, the compensation committee, in its discretion, may adjust the performance targets.

Other stock-based awards may include (i) purchase rights for shares of common stock, (ii) shares of common stock not subject to any restrictions or conditions, (iii) other rights convertible into shares of common stock and (iv) awards valued by reference to the value of securities of or the performance of the company or specified subsidiaries. The compensation committee determines the terms and conditions of performance awards and other stock-based awards.

Cash Awards. The Amended Plan authorizes performance-based cash incentive compensation to be paid to covered employees subject to Section 162(m) of the Internal Revenue Code. The material terms of the annual incentive compensation feature of the Amended Plan are as follows:

•	The class of persons eligible to participate consists of those senior executives of the company who are from time to time determined by the compensation committee to be subject to Section 162(m) of the Internal Revenue Code.

•	The targets for incentive payments to “covered employees” (as defined in Section 162(m) of the Internal Revenue Code) under the Amended Plan will consist of one or more of the Performance Goals discussed above under the section titled “Restricted Stock and Restricted Stock Units.” Such performance targets will be established by the compensation committee on a timely basis to ensure that the targets are considered “preestablished” for purposes of Section 162(m) of the Internal Revenue Code.

•	The cash incentive compensation feature of the Amended Plan does not preclude the board of directors or the compensation committee from approving other incentive compensation arrangements for covered employees.

Change in Control. The compensation committee, in its discretion, may provide upon the grant of an award or any time thereafter that, if a change in control occurs (as defined in the Amended Plan), all or part of the award will become fully vested and all applicable restrictions will lapse.

Other Terms and Conditions

Agreements; Transferability. Awards granted under the Amended Plan will be evidenced by agreements consistent with the plan in such form as the compensation committee may prescribe. Neither the Amended Plan nor agreements thereunder confer any right to continued employment upon any recipient of an award. Further, unless otherwise determined by the compensation committee, awards may not be transferred except by will or the laws of descent and distribution.

Surrender or Substitution of Awards. Any award granted under the Amended Plan may be surrendered to the company for cancellation on such terms as the compensation committee and the holder approve. With the consent of the holder of an award, the compensation committee may substitute a new award under the Amended Plan in connection with the surrender of an award previously granted under the Amended Plan or any other plan sponsored by the company. In addition, if the company elects or otherwise is required to expense the cost of options for accounting purposes, the compensation committee will have the ability to substitute, without the award-holder’s consent, SARs for outstanding options, as long as the SARs have similar terms and conditions to the options, but are payable only in common stock. Any substitution of awards as described herein will be subject to the approval of the company’s shareholders if it would be considered a “repricing” under the New York Stock Exchange or other applicable rules.

Eligibility

The compensation committee may grant awards to any officer, key employee or outside director of the company or any of its direct or indirect subsidiaries and consultants who, in the opinion of the compensation committee, are in a position to make a significant contribution to the success of the company. It is presently contemplated that approximately 150 persons will be eligible to receive awards. In any calendar year, no participant may receive awards in respect of more than 500,000 shares of common stock and $2.0 million in cash awards.

Awards Granted Under the Amended Plan

As of the date hereof, no specific awards have been granted or are contemplated under the Amended Plan. In addition, the exact types and amounts of any future awards to be made to any eligible participants pursuant to the Amended Plan are not presently determinable. As a result of the discretionary nature of the Amended Plan, it is not possible to state who the participants in the Amended Plan will be in the future or the number of options or other awards to be received by a person or group.

Shares Subject to the Amended Plan

An aggregate of 2.0 million shares of common stock is reserved for issuance and available for awards under the Amended Plan (including 1.45 million currently available for grant under existing shareholder approved plans), plus the number of shares that are replenished into the pool as a result of the forfeiture, termination or cancellation of awards granted under the Plans. Shares of common stock to be delivered or purchased under the Amended Plan may be either authorized but unissued common stock or treasury shares.

Shares subject to purchase pursuant to any stock option granted under the Amended Plan or the 1998 Plan that are terminated for any reason without having been exercised in full, shares subject to awards under the Amended Plan or the 1998 Plan that are forfeited prior to vesting, and shares subject to any award under the Amended Plan or the 1998 Plan that are otherwise surrendered by a participant or terminated will be available for future grants under the Amended Plan. In the event of the exercise of SARs, whether or not granted in tandem with stock options, only the number of shares actually issued for payment of such SARs will be charged against the number of shares available for grant of awards under the Amended Plan, and any shares subject to tandem stock options, or portions thereof, that have been surrendered in connection with any exercise of SARs will not be charged against the number of shares available for grants of awards under the Amended Plan. Shares issued with respect to awards assumed by the company in connection with acquisitions do not count against the total number of shares available under the Amended Plan.

Anti-Dilution Protection

In the event of any changes in the capital structure of the company, including a change resulting from a stock dividend or stock split, or combination or reclassification of shares, the board of directors is empowered to make such equitable adjustments with respect to awards or any provisions of the Amended Plan as it deems necessary and appropriate, including, if necessary, any adjustments in the maximum number of shares of common stock subject to the Amended Plan, the number of shares of common stock subject to and the exercise price of an outstanding award, or the maximum number of shares that may be subject to one or more awards granted to any one recipient during a calendar year.

Amendment and Termination

The board of directors may at any time amend or terminate the Amended Plan, provided that no such action may be taken that adversely affects any rights or obligations with respect to any awards outstanding under the Amended Plan without the consent of the recipient. In addition, an amendment of the Amended Plan will be subject to shareholder approval to the extent required by NYSE rules or any other applicable laws, regulations or rules. No awards may be made under the Amended Plan after June 2, 2015.

Federal Income Tax Consequences

The federal income tax consequences of the issuance and/or exercise of awards under the Amended Plan are described below. The following information is only a summary of the tax consequences of the awards, and recipients should consult with their own tax advisors with respect to the tax consequences inherent in the ownership and/or exercise of the awards, and the ownership and disposition of any underlying securities. State and local tax consequences may differ. With respect to all awards granted under the Amended Plan to “covered employees” as defined in Section 162(m) of the Internal Revenue Code, the company’s tax deduction for awards under the Amended Plan will be limited to the $1,000,000 deduction under Section 162(m) except to the extent such awards qualify for the “performance-based compensation” exception to the Section 162(m) limit.

Incentive Stock Options. The Amended Plan qualifies as an incentive stock option plan within the meaning of Section 422 of the Internal Revenue Code. A recipient who is granted an incentive stock option will not recognize any taxable income for federal income tax purposes either on the grant or exercise of the incentive stock option. The excess of the fair market value of the shares on the date of exercise over the option price is, however, includable in the option holder’s income for alternative minimum tax purposes. If the recipient disposes of the shares purchased pursuant to the incentive stock option more than two years after the date of grant and more than one year after the transfer of the shares to the recipient (the required statutory “holding period”), (a) the recipient will recognize long-term capital gain or loss, as the case may be, equal to the difference between the selling price and the option exercise price; and (b) the company will not be entitled to a deduction with respect to the shares of stock so issued.

If the holding period requirements are not met, any gain realized upon disposition will be taxed as ordinary income to the extent of the excess of the lesser of (i) the excess of the fair market value of the shares at the time of exercise over the option exercise price, and (ii) the gain on the sale. The company will be entitled to a deduction in the year of disposition in an amount equal to the ordinary income recognized by the recipient. Any additional gain will be taxed as short-term or long-term capital gain depending upon the holding period for the stock. A sale for less than the option exercise price results in a capital loss.

Non-qualified Stock Options. The recipient of a non-qualified stock option under the Amended Plan will not recognize any income for federal income tax purposes on the grant of the option. Upon the exercise of the option, the recipient will recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the option exercise price for the shares. The company will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the recipient. Upon disposition of the shares purchased pursuant to the stock option, the recipient will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis includes the amount previously recognized by the recipient as ordinary income.

Stock Appreciation Rights. A recipient who is granted stock appreciation rights will not recognize any taxable income on the receipt of the SARs. Upon the exercise of a SAR, (a) the recipient will recognize ordinary income equal to the amount received (the increase in the fair market value of the shares of the company’s common stock from the date of grant of the SAR to the date of exercise); and (b) the company will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the recipient.

Restricted Stock. A recipient will not be taxed at the date of an award of restricted shares, but will be taxed at ordinary income rates on the fair market value of any restricted shares as of the date that the restrictions lapse, unless the recipient, within 30 days after transfer of such restricted shares to the recipient, elects under Section 83(b) of the Internal Revenue Code to include in income the fair market value of the restricted shares as of the date of such transfer. The company will be entitled to a corresponding deduction. Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the transfer of the restricted shares, if the employee elects to be taxed on the fair market value upon such transfer). Dividends received by a recipient during the restricted period will be taxable to the recipient at ordinary income tax rates and will be deductible by the company unless the recipient has elected to be taxed on the fair market value of the restricted shares upon transfer, in which case they will thereafter be taxable to the employee as dividends and will not be deductible by the company.

Restricted Stock Units. A participant will normally not recognize taxable income upon an award of restricted stock units, and the company will not be entitled to a deduction until the lapse of the applicable restrictions. Upon the lapse of the restrictions and the issuance of the earned shares, the participant will recognize ordinary taxable income in an amount equal to the fair market value of the common stock received and the company will be entitled to a deduction in the same amount.

Performance and Other Stock-Based Awards and Cash Awards. Normally, a participant will not recognize taxable income upon the grant of performance awards and Other Stock-Based Awards and short-term cash awards. When the conditions and requirements for the grants have been satisfied and the payment determined, any cash received and the fair market value of any common stock received will constitute ordinary income to the participant. The company also will then be entitled to a deduction in the same amount.

Effective Date

The Amended Plan shall be effective immediately on the date of its approval by the shareholders of the company. In the event that the company’s shareholders do not approve the Amended Plan, the 2002 Stock Incentive Plan and the 1998 Stock Incentive Plan as presently in effect shall remain in full force and effect in accordance with their terms.

Approval

The proposal to approve the Amended Plan will be adopted upon the affirmative vote of a majority of the votes cast at the annual meeting, provided that a quorum is present.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL NO. 2.

SHAREHOLDER PROPOSALS

Shareholders may present proposals for consideration at the 2006 annual meeting of shareholders by following the procedures outlined in Rule 14a-8 of the Securities Exchange Act and our articles of incorporation. Proposals of shareholders, which are the proper subject for inclusion in the proxy statement and for consideration at the 2006 annual meeting, must be submitted in writing and must be received by the company’s secretary no later than December 28, 2005.

Shareholders whose proposals are not included in the 2006 proxy statement and who would otherwise request proposals to be submitted to shareholders at the 2006 annual meeting must follow the procedures set forth in our articles of incorporation. With respect to nominations of persons for election to the board of directors or any other matter proposed to be submitted to shareholders, notice must be given in writing to the secretary not less than 60 days nor more than 180 days before the first anniversary of the date of our notice of annual meeting for the prior year’s meeting. For next year’s annual meeting, notice must be given no earlier than October 28, 2005, but not later than February 25, 2006. If a special meeting is held to elect directors, nominations must be received by the secretary no later than 10 days after the earlier of the date notice of the meeting is given to shareholders or is announced publicly. A notice of a proposed item of business must include a description of, and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder submitting the proposal and certain other information about that shareholder. A notice of a proposed nomination for the board of directors for action at either a special meeting or the annual meeting must include certain information as set forth in our articles of incorporation. A copy of the provisions of the articles of incorporation discussed here may be obtained by writing to us at our principal executive offices at One Malaga Street, St. Augustine, FL 32084, Attention: Secretary.

FINANCIAL INFORMATION

A copy of our 2004 annual report accompanies this proxy statement. The financial statements which are included in our 2004 annual report are incorporated herein by reference. Additional copies of our 2004 annual report and copies of our annual report to shareholders on Form 10-K for the year ended December 31, 2004 are available on our website (www.feci.com) and from us without charge. You may request copies by writing or calling us at:

One Malaga Street

St. Augustine, Florida 32084

Attention: Shareholder Services

(904) 826-2398

By order of the board of directors.

Heidi J. Eddins

Secretary

ANNEX A

FLORIDA EAST COAST INDUSTRIES, INC.

2002 STOCK INCENTIVE PLAN

(AS AMENDED AND RESTATED EFFECTIVE June 2, 2005)

Florida East Coast Industries, Inc.

2002 Stock Incentive Plan

(As Amended and Restated Effective June 2, 2005)

ARTICLE 1. INTRODUCTION.

The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to shareholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for stock-based Awards in the form of Options, Restricted Stock, Performance Awards and Restricted Stock Units, as well as providing for other long-term performance awards related to the Company’s stock or its stock performance. The Plan is further intended to enable cash incentive awards to qualify as performance-based for purposes of the tax deduction limitations under Section 162(m) of the Code.

This is an amendment and restatement of the Plan effective June 2, 2005, subject to the approval of the Company’s shareholders. With respect to Awards granted prior to June 2, 2005, the provisions of the Plan as in effect prior to this amendment and restatement shall continue to govern. If this Plan is approved by shareholders, no further awards may be granted under the 1998 Stock Incentive Plan (1998 Plan), provided that with respect to any Awards previously made under the 1998 Plan, the provisions of the 1998 Plan shall govern such prior Awards. In the event that the Company’s shareholders do not approve this amendment and restatement of the Plan, the Plan and the 1998 Plan, as in effect prior to this amendment and restatement shall remain in full force and effect in accordance with its terms.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Florida (excluding their choice-of-law provisions).

ARTICLE 2. ADMINISTRATION.

2.1 Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist exclusively of two or more Directors of the Company, who shall be appointed by the Board. In addition, the composition of the Committee shall satisfy:

(a) Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and

(b) Such requirements as the Internal Revenue Service may establish for Outside Directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code.

2.2 Committee Responsibilities. The Committee shall have the discretion to (a) select the Employees, Outside Directors and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan, and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons. The Committee may make any other provision in individual Awards, including provisions for dispute resolution, that the Committee deems appropriate. To the extent permitted under applicable law, the Committee may allocate all or any portion of its responsibilities and powers under the Plan to any one or more of its members, the CEO or other senior members of management as the Committee deems appropriate and may delegate all or any part of its responsibilities and powers to any such person or persons, provided that any such allocation or delegation be in writing; provided, however, that only the Committee, or other committee consisting of two or more Directors, all of whom are both a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director”

within the meaning of the definition of such term as contained in Treasury Regulation Section 1.162- 27(e)(3), or any successor definition adopted under Section 162(m) of the Code, may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act or are covered employees within the meaning of Section 162(m)(3) of the Code. The Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.

2.3 Indemnification. Each person who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority is delegated in accordance with the Plan shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf; provided, however, that the foregoing indemnification shall not apply to any loss, cost, liability, or expense that is a result of his or her own willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, conferred in a separate agreement with the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 3. SHARES AVAILABLE FOR GRANTS.

3.1. Basic Limitations. Common Stock issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of shares of Common Stock issued under the Plan with respect to Awards granted after the effective date of the amendment and restatement of the Plan shall not exceed 2.0 million shares, plus the number of shares that are replenished into the pool of available shares as a result of the forfeiture, termination or surrender of awards granted under the Plan or previously granted under the 1998 Plan. The limitations of this Section 3.1 shall be subject to adjustment pursuant to Article 11.

3.2 Shares Subject to Terminated Awards. Common Stock covered by any unexercised portions of terminated Options or Stock Appreciation Rights (including canceled Options or Stock Appreciation Rights) granted under Article 5, Common Stock subject to any Awards that are forfeited, and Common Stock subject to any Awards that are otherwise surrendered by the Participant may again be subject to new Awards under the Plan. In addition, shares of Common Stock subject to any awards granted under the 1998 Plan that are terminated, forfeited or otherwise surrendered may again be subject to new awards under the Plan. In the event of the exercise of Stock Appreciation Rights, whether or not granted in tandem with Options, only the number of shares of Common Stock actually issued in payment of such Stock Appreciation Rights shall be charged against the number of shares of Common Stock available for the grant of Awards hereunder, and any Common Stock subject to tandem Options, or portions thereof, which have been surrendered in connection with any such exercise of Stock Appreciation Rights shall not be charged against the number of shares of Common Stock available for the grant of Awards hereunder.

ARTICLE 4. ELIGIBILITY.

4.1 Awards Generally. Except as provided in Section 4.2, Employees, Outside Directors and Consultants shall be eligible for Awards under the Plan. The designation of an individual to receive awards or grants under one portion of the Plan does not require the Committee to include such Participant under other portions of the Plan.

4.2 Incentive Stock Options. Only Employees of the Company, a Parent, or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(5) of the Code are satisfied.

4.3 Prospective Employees. For purposes of this Article 4, the terms “Employee” shall include a prospective Employee who receives an Award after accepting a written offer of employment from the Company, a Parent or a Subsidiary. If an ISO is granted to a prospective Employee, the date when his or her service as an Employee commences shall be deemed to be the date of grant of such ISO for all purposes under the Plan (including, without limitation, Section 5.1(c)). No Award granted to a prospective Employee shall become exercisable or vested unless and until his or her service as an Employee commences.

4.4 Restricted Stock. Only Employees, Outside Directors and Consultants shall be eligible for the grant of Restricted Stock, Performance Awards or Stock Units.

4.5 Limitations on Annual Awards. Subject to adjustment in accordance with Article 11, in any calendar year, no Participant shall be granted Awards in respect of more than 500,000 shares of Common Stock (whether through grants of Options, Stock Appreciation Rights or any other Awards under this Plan) and $2.0 million in cash awards.

4.6 Code Section 409A. Notwithstanding any provision of the Plan, no Award may be granted under the Plan with terms or conditions that would cause such Award to violate the requirements of Section 409A of the Code.

ARTICLE 5. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.

5.1 Option Awards.

(a) Award Agreement. Each grant of an Option under the Plan shall be evidenced by a written Award Agreement between the Participant and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are consistent with the Plan. The Award Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Award Agreements entered into under the Plan need not be identical.

(b) Number of Shares. Each Award Agreement shall specify the number of shares of Common Stock subject to the Option and shall provide for the adjustment of such number in accordance with Article 11.

(c) Exercise Price. Each Award Agreement shall specify the Exercise Price; provided that the Exercise Price per share shall in no event be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant. In the case of an NSO, an Award Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the NSO is outstanding.

(d) Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize a Participant to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

(e) Transferability. Unless otherwise authorized by the Committee, an Option shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution. The Committee may, in the manner established by the Committee, allow for the transfer without payment of consideration, of a NSO by a Participant to a member of the Participant’s immediate family or to a trust or partnership whose beneficiaries are members of the Participant’s immediate family. In such case, the Option shall be exercisable only by such transferee. For purposes of this provision, a Participant’s “immediate family” shall mean the Participant’s spouse, children and grandchildren.

(f) Incentive Stock Option Share Limitation. No Participant may be granted ISOs under the Plan (or any other plans of the Company and its Subsidiaries) that would result in shares with an aggregate Fair Market Value (measured on the Date of Grant) of more than $100,000 first becoming exercisable in any one calendar year.

5.2 Stock Appreciation Rights.

(a) Stock Appreciation Right Awards. The Committee is authorized to grant to any Participant one or more Stock Appreciation Rights. Such Stock Appreciation Rights may be granted either independent of or in tandem with Options granted to the same Participant. Stock Appreciation Rights granted in tandem with Options may be granted simultaneously with, or, in the case of NSOs, subsequent to, the grant to such Participant of the related Option; provided however, that: (i) any Option covering any share of Common Stock shall expire and not be exercisable upon the exercise of any Stock Appreciation Right with respect to the same share, (ii) any Stock Appreciation Right covering any share of Common Stock shall expire and not be exercisable upon the exercise of any related Option with respect to the same share, and (iii) an Option and Stock Appreciation Right covering the same share of Common Stock may not be exercised simultaneously. Upon exercise of a Stock Appreciation Right with respect to a share of Common Stock, the Participant shall be entitled to receive an amount equal to the excess, if any, of (A) the Fair Market Value of a share of Common Stock on the date of exercise over (B) the Exercise Price of such Stock Appreciation Right established in the Award Agreement, which amount shall be payable as provided in Section 5.2(c).

(b) Exercise Price. The Exercise Price established under any Stock Appreciation Right granted under this Plan shall be determined by the Committee, but in each case shall not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant.

(c) Payment of Incremental Value. Any payment which may become due from the Company by reason of a Participant’s exercise of a Stock Appreciation Right may be paid to the Participant as determined by the Committee (i) all in cash, (ii) all in Common Stock, or (iii) in any combination of cash and Common Stock. In the event that all or a portion of the payment is made in Common Stock, the number of shares of Common Stock delivered in satisfaction of such payment shall be determined by dividing the amount of such payment or portion thereof by the Fair Market Value on the Exercise Date. No fractional share of Common Stock shall be issued to make any payment in respect of Stock Appreciation Rights; if any fractional share would be issuable, the combination of cash and Common Stock payable to the Participant shall be adjusted as directed by the Committee to avoid the issuance of any fractional share.

ARTICLE 6. TERMS OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.

6.1 Conditions on Exercise. An Award Agreement with respect to Options and/or Stock Appreciation Rights may contain such waiting periods, exercise dates and restrictions on exercise (including, but not limited to, periodic installments) as may be determined by the Committee at the time of grant.

6.2  Duration of Options and Stock Appreciation Rights.

(a) Termination Events. Options and Stock Appreciation Rights shall terminate upon the first to occur of the following events:

(i)	Expiration of the Option or Stock Appreciation Right as provided in the Award Agreement; or

(ii)	Termination of the Award in the event of a Participant’s disability, retirement, death or other termination of service as provided in the Award Agreement; or

(iii)	Ten years from the Date of Grant; or

(iv)	Solely in the case of a Stock Appreciation Right granted in tandem with an Option, upon the expiration of the related Option.

(b) Acceleration or Extension of Exercise Time. Subject to the limit under Section 6.2(a)(iii), the Committee, in its sole discretion, shall have the right (but shall not be obligated), exercisable on or at any time after the date of grant, to permit the exercise of an Option or Stock Appreciation Right (i) prior to the time such Option or Stock Appreciation Right would become exercisable under the terms of the Award Agreement, (ii) after the termination of the Option or Stock Appreciation Right under the terms of the Award Agreement, or (iii) after the expiration of the Option or Stock Appreciation Right.

6.3 Exercise Procedures. Each Option and Stock Appreciation Right granted under the Plan shall be exercised under such procedures and by such methods as the Committee may establish or approve from time to time. The Exercise Price of shares purchased upon exercise of an Option granted under the Plan may, with the approval of the Committee, be paid in full by means of a cashless exercise program under which, if so instructed by the Participant, shares may be issued directly to the Participant’s broker or dealer upon the Participant’s irrevocable election. Alternatively, the Participant may pay the purchase price by cash or any other method approved in advance by the Committee. In the event that any Common Stock shall be transferred to the Company to satisfy all or any part of the Exercise Price, the part of the Exercise Price deemed to have been satisfied by such transfer of Common Stock shall be equal to the product derived by multiplying the Fair Market Value as of the date of exercise times the number of shares of Common Stock transferred to the Company. The Participant may not transfer to the Company in satisfaction of the Exercise Price any fractional share of Common Stock. Any part of the Exercise Price paid in cash upon the exercise of any Option shall be added to the general funds of the Company and may be used for any proper corporate purpose. Unless the Committee shall otherwise determine, any Common Stock transferred to the Company as payment of all or part of the Exercise Price upon the exercise of any Option shall be held as treasury shares.

6.4 Change in Control. The Committee may determine, at the time of granting of Options and/or Stock Appreciation Rights or thereafter that all or a part of such Options and/or Stock Appreciation Rights shall become exercisable upon the occurrence of a Change in Control.

ARTICLE 7. RESTRICTED STOCK.

7.1 Restricted Stock Grants. The Committee may make grants of Restricted Stock to Participants. Whenever the Committee deems it appropriate to grant Restricted Stock, notice shall be given to the Participant, stating the number of shares of Restricted Stock granted and the terms and conditions to which the Restricted Stock is subject. This notice, when accepted in writing by the Participant, shall become an Award Agreement between the Company and the Participant. Restricted Stock may be awarded by the Committee at its discretion without cash consideration.

7.2 Transferability. No shares of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such shares, as set forth in the Participant’s Award Agreement, have lapsed or been removed pursuant to Section 7.4 below.

7.3 Rights as a Shareholder. Upon the acceptance by a Participant of an Award of Restricted Stock, such Participant shall, subject to the restrictions set forth in the Award, have all the rights of a shareholder with respect to such shares of Restricted Stock, including, but not limited to, the right to vote such shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates, if any, representing Restricted Stock shall bear a legend referring to the restrictions set forth in the Plan and Participant’s Award Agreement. Such certificates may be held in custody by the Company until the lapse of the restrictions on the Restricted Stock.

7.4 Terms and Conditions of Award. Each Award of Restricted Stock shall be subject to such terms, conditions and restrictions, whether based on performance standards, periods of service, retention by the Participant of ownership of specified shares of Common Stock or other criteria, as the Committee shall establish; provided, however, that the minimum vesting period (i) for performance-based Restricted Stock Awards shall be one (1) year, and (ii) for time- or service-based Restricted Stock Awards shall be in substantially equal installments over a period of at least three (3) years. With respect to performance-based Awards of Restricted Stock intended to qualify for deductibility under the “performance-based” compensation exception contained in Section 162(m) of the Code, performance targets will consist of specified levels of one or more of the Performance Goals. Except to the extent inconsistent with the performance-based compensation exception under Section 162(m) of the Code, in the case of Restricted Stock granted to Employees to whom such section is applicable, the Committee, in its discretion, but only under extraordinary circumstances as determined by the Committee, may change any prior determination of performance targets at any time prior to the final determination of the Award when events or transactions occur to cause the performance targets to be an inappropriate measure of achievement. Such Restricted Stock Awards may provide for, without limitation, the lapsing of such restrictions as a result of the disability, death or retirement of the Participant, certain terminations of the Participant’s employment (e.g., by the Company without cause or by the Participant for good reason, both as defined in the applicable Award Agreement) or the occurrence of a Change in Control. Notwithstanding the provisions of Section 7.4 above, the Committee may at any time, at its sole discretion, modify or extend Awards of Restricted Stock or accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions.

ARTICLE 8. PERFORMANCE AWARDS.

8.1. Performance Awards.

(a) Award Periods and Calculations of Potential Incentive Amounts. The Committee may grant Performance Awards to Participants. A Performance Award shall consist of the right to receive a payment (measured by the Fair Market Value of a specified number of shares of Common Stock, increases in such Fair Market Value during the Award Period and/or a fixed cash amount) contingent upon the extent to which certain predetermined performance targets have been met during an Award Period. Performance Awards may be made in conjunction with, or in addition to, other Awards made under this Plan. The Award Period shall be two or more fiscal or calendar years as determined by the Committee. The Committee, in its discretion and under such terms as it deems appropriate, may permit newly eligible Employees, such as those who are promoted or newly hired, to receive Performance Awards after an Award Period has commenced.

(b) Performance Targets. The performance targets may include such goals related to the performance of the Company or, where relevant, any one or more of its Subsidiaries or divisions and/or the performance of a Participant as may be established by the Committee in its discretion. With respect to Performance Awards intended to qualify for deductibility under the “performance-based” compensation exception contained in Section 162(m) of the Code, the targets will be limited to specified levels of one or more of the Performance Goals. The performance targets established by the Committee may vary for different Award Periods and need not be the same for each Participant receiving a Performance Award in an Award Period. Except to the extent inconsistent with the performance-based compensation exception under Section 162(m) of the Code, in the case of Performance Awards granted to Employees to whom such section is applicable, the Committee, in its discretion, but only under extraordinary circumstances as determined by the Committee, may change any prior determination of performance targets for any Award Period at any time prior to the final determination of the Award when events or transactions occur to cause the performance targets to be an inappropriate measure of achievement.

(c) Earning Performance Awards. The Committee, at or as soon as practicable after the date of grant, shall prescribe a formula to determine the percentage of the Performance Award to be earned based upon the degree of attainment of performance targets.

(d) Payment of Earned Performance Awards. Subject to the requirements of Article 13, payments of earned Performance Awards shall be made in cash or Common Stock, or a combination of cash and Common Stock, in the discretion of the Committee. The Committee, in its sole discretion, may define such terms and conditions with respect to the payment of earned Performance Awards as it may deem desirable.

8.2. Terms of Performance Awards.

(a) Termination of Employment. Unless otherwise provided below, in the case of a Participant’s termination of employment prior to the end of an Award Period, the Participant will not have earned any Performance Awards.

(b) Retirement. If a Participant’s termination of employment is because of retirement prior to the end of an Award Period, the Participant will not be paid any Performance Awards, unless the Committee, in its sole and exclusive discretion, determines that an Award should be paid. In such a case, the Participant shall be entitled to receive a pro-rata portion of his or her Award as determined under Subsection (d).

(c) Death or Disability. If a Participant’s termination of employment is due to death or disability (as determined in the sole and exclusive discretion of the Committee) prior to the end of an Award Period, the Participant or the Participant’s personal representative shall be entitled to receive a pro-rata share of his or her Award as determined under Subsection (d).

(d) Pro-Rata Payment. The amount of any payment made to a Participant whose employment is terminated without cause or by retirement, death or disability (under circumstances described in Subsections (b) and (c)) will be the amount determined by multiplying the amount of the Performance Award which would have been earned, determined at the end of the Award Period, had such employment not been terminated, by a fraction, the numerator of which is the number of whole months such Participant was employed during the Award Period, and the denominator of which is the total number of months of the Award Period. Any such payment made to a Participant whose employment is terminated prior to the end of an Award Period under this Section 8.2 shall be made at the end of the respective Award Period, unless otherwise determined by the Committee in its sole discretion.

(e) Other Events. Notwithstanding anything to the contrary in this Article 8, the Committee may, in its sole and exclusive discretion, determine to pay all or any portion of a Performance Award to a Participant who has terminated employment prior to the end of an Award Period under certain circumstances (including the termination without cause, death, disability or retirement of the Participant or the occurrence of a Change in Control) and subject to such terms and conditions as the Committee shall deem appropriate.

ARTICLE 9. OTHER STOCK-BASED AWARDS

9.1. Grant of Other Stock-Based Awards. Other stock-based Awards, consisting of stock purchase rights, Awards of Common Stock, or Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Awards, and all other terms and conditions of the Awards. Any such Award shall be confirmed by an Award Agreement executed by the Committee and the Participant, which Award Agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.

9.2. Terms of Other Stock-Based Awards. In addition to the terms and conditions specified in the Award Agreement, Awards made pursuant to this Article 9 shall be subject to the following:

(a) Any Common Stock subject to Awards made under this Article 9 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction lapses.

(b) If specified by the Committee in the Award Agreement, the recipient of an Award under this Article 9 shall be entitled to receive, currently or on a deferred basis, interest or dividends or dividend equivalents with respect to the Common Stock or other securities covered by the Award.

(c) The Award Agreement with respect to any Award shall contain provisions dealing with the disposition of such Award in the event of a Change in Control or in the event of a termination of employment prior to the exercise, realization or payment of such Award, whether such termination occurs because of retirement, disability, death or other reason, with such provisions to take account of the specific nature and purpose of the Award.

(d) With respect to other stock-based Awards (including, without limitation, Awards of Restricted Stock Units under Section 9.3) intended to qualify for deductibility under the “performance-based” compensation exception contained in Section 162(m) of the Code, performance targets will consist of specified levels of one or more of the Performance Goals. Except to the extent inconsistent with the performance-based compensation exception under Section 162(m) of the Code, in the case of other stock-based Awards granted to Employees to whom such section is applicable, the Committee, in its discretion, but only under extraordinary circumstances as determined by the Committee, may change any prior determination of performance targets at any time prior to the final determination of the Award when events or transactions occur to cause the performance targets to be an inappropriate measure of achievement.

9.3 Restricted Stock Unit Awards.

(a) Restricted Stock Unit Awards. Without limiting the generality of the foregoing provisions of this Article 9, and subject to such terms, limitations and restrictions as the Committee may impose, Participants designated by the Committee as Participants for purposes of this Section 9.3 may receive Awards of Restricted Stock Units in lieu of or in addition to other Awards under the Plan. The Committee may grant such Restricted Stock Unit Awards representing the right to receive shares of Common Stock in the future subject to the achievement of one or more goals relating to the completion of service by the Participant and/or the achievement of performance or other objectives. Restricted Stock Unit Awards shall be subject to the restrictions, terms and conditions contained in the Plan and the applicable Award Agreements entered into by the appropriate Participants; provided, however, that the minimum vesting period (i) for performance-based Restricted Stock Unit Awards shall be one (1) year, and (ii) for time- or service-based Restricted Stock Unit Awards shall be in substantially equal installments over a period of at least three (3) years. Until the lapse or release of all restrictions applicable to an Award of Restricted Stock Units, no shares of Common Stock shall be issued in respect of such Awards and no Participant shall have any rights as a shareholder of the Company with respect to the shares of Common Stock covered by such Restricted Stock Unit Award. Upon the lapse or release of all restrictions with respect to a Restricted Stock Unit Award or at a later date if distribution has been deferred, one or more share certificates, registered in the name of the Participant, for an appropriate number of shares, free of any restrictions set forth in the Plan and the related Award Agreement shall be delivered to the Participant. A Participant’s Restricted Stock Unit Award shall not be contingent on any payment by or consideration from the Participant other than the rendering of services. Such Restricted Stock Unit Awards may provide for, without limitation, the lapsing of any applicable restrictions as a result of the disability, death or retirement of the Participant, certain terminations of the Participant’s employment (e.g., by the Company without cause or by the Participant for good reason, both as defined in the applicable Award Agreement) or the occurrence of a Change in Control. Notwithstanding the foregoing, the Committee may at any time, at its sole discretion, modify or extend Awards of Restricted Stock Units or accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions.

(b) Dividend Equivalents. Unless the Committee determines otherwise, a Participant’s Restricted Stock Unit Account shall be credited with a number of Stock Units equal in value to the amount of any cash dividends or stock distributions that would be payable with respect to such Restricted Stock Units had such Restricted Stock Units been outstanding shares of Common Stock (“dividend equivalents”). The number of Restricted Stock Units credited with respect to cash dividends shall be determined by dividing the amount of cash dividends that would be payable by the Fair Market Value of Common Stock as of the date such cash dividends would be payable.

(c) Distribution. The Restricted Stock Units in a Participant’s Restricted Stock Unit Account shall be distributed, or commence to be distributed, to the Participant only in the form of Common Stock (with fractional shares being payable in cash) at such time and under such method as shall be provided in the applicable Award Agreement. A Participant shall be entitled to receive a distribution of one share of Common Stock for each Restricted Stock Unit credited to his or her Restricted Stock Unit Account and cash equal to the Fair Market Value of any fractional Restricted Stock Unit credited to his or her Restricted Stock Unit Account. Such distribution shall occur at such time, and subject to such terms and conditions, as may be specified in the applicable Award Agreement or as may be otherwise determined by the Committee.

ARTICLE 10. SHORT-TERM CASH INCENTIVE AWARDS.

10.1. Eligibility. Executive officers of the Company who are from time to time determined by the Committee to be “covered employees” for purposes of Section 162(m) of the Code will be eligible to receive short-term cash incentive awards under this Article 10.

10.2. Awards.

(a) Performance Targets. For each fiscal year of the Company, the Committee shall establish objective performance targets based on specified levels of one or more of the Performance Goals. Such performance targets shall be established by the Committee on a timely basis to ensure that the targets are considered “preestablished” for purposes of Section 162(m) of the Code. Except to the extent inconsistent with the performance-based compensation exception under Section 162(m) of the Code, the Committee, in its discretion, but only under extraordinary circumstances as determined by the Committee, may change any prior determination of performance targets at any time prior to the final determination of the Award when events or transactions occur to cause the performance targets to be an inappropriate measure of achievement. Such targets may include targets established for more than one year.

(b) Amounts of Awards. In conjunction with the establishment of performance targets for a fiscal year, the Committee shall adopt an objective formula (on the basis of percentages of Participants’ salaries, shares in a bonus pool or otherwise) for computing the respective amounts payable under the Plan to Participants if and to the extent that the performance targets are attained. Such formula shall comply with the requirements applicable to performance-based compensation plans under Section 162(m) of the Code and, to the extent based on percentages of a bonus pool, such percentages shall not exceed 100% in the aggregate.

(c) Payment of Awards. Awards will be payable to Participants in cash each year upon prior written certification by the Committee of attainment of the specified performance targets for the preceding fiscal year.

(d) Negative Discretion. Notwithstanding the attainment by the Company of the specified performance targets, the Committee shall have the discretion, which need not be exercised uniformly among the Participants, to reduce or eliminate the award that would be otherwise paid.

(e) Guidelines. The Committee shall adopt from time to time written policies for its implementation of this Article 10. Such guidelines shall reflect the intention of the Company that all payments hereunder qualify as performance-based compensation under Section 162(m) of the Code.

(f) Non-Exclusive Arrangement. The adoption and operation of this Article 10 shall not preclude the Board or the Committee from approving other short-term incentive compensation arrangements for the benefit of individuals who are Participants hereunder as the Board or Committee, as the case may be, deems appropriate and in the best interest of the Company.

ARTICLE 11. PROTECTION AGAINST DILUTION.

11.1 Adjustments. In the event of a subdivision of the outstanding Common Stock, a declaration of a dividend payable in Common Stock, a declaration of a dividend payable in a form other than Common Stock in an amount that has a material effect on the price of Common Stock, a combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a lesser number of Common Stock, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such equitable adjustments as it, in its sole discretion, deems appropriate in one or more of (a) the number and kind of securities available for future Awards under Article 3, (b) the limitations set forth in Section 4.5 or (c) the number and kind of securities subject to outstanding Awards and the Exercise Price under each outstanding Option. Except as provided in this Article 11, a Participant shall have no right by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend, or any other increase or decrease in the number of shares of stock in any class.

11.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Committee shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Committee at its discretion, may provide for a Participant to have the right to exercise his or her Options and receive payment of other Awards to the extent determined by the Committee until 10 days prior to such transaction as to some or all of the Common Stock covered thereby, including Common Stock as to which the Options would not otherwise be exercisable. In addition, the Committee may provide that the Company repurchase options applicable to any shares of Common Stock, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent not previously exercised or paid, Awards shall terminate immediately prior to the consummation of such proposed action.

11.3 Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the continuation of outstanding Awards by the Company (if the Company is a surviving corporation), for their assumption by the surviving corporation or its parent or subsidiary, for the substitution by the surviving corporation or its parent or subsidiary of its own awards for such Awards, for accelerated vesting and accelerated expiration, or for settlement in cash or cash equivalents.

ARTICLE 12. LIMITATION ON RIGHTS.

12.1 Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee or an Outside Director. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the service of any Employee or Outside Director at any time, with or without cause, subject to applicable laws, the Company’s Certificate of Incorporation and By-Laws and a written Employment Agreement (if any).

12.2 Shareholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any shares of Common Stock covered by his or her Award prior to the time when a stock certificate for such Common Stock is issued, book entry made, or, in the case of an Option, the time when he or she become entitled to receive such shares of Common Stock by filing a notice of exercise and paying the Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan or in the applicable Award Agreement.

12.3 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue shares of Common Stock under the Plan, shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Stock pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Stock, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

12.4 Surrender or Substitution of Awards. Any Award granted under the Plan may be surrendered to the Company for cancellation on such terms as the Committee and the holder approve. With the consent of the Participant, the Committee may substitute a new Award under this Plan in connection with the surrender by the Participant of an equity compensation award previously granted under this Plan or any other plan sponsored by the Company; provided, however, that no such substitution shall be permitted without the approval of the Company’s shareholders in the event that such substitution would be considered a “repricing” under the rules of the New York Stock Exchange. Notwithstanding the foregoing, if the Company elects or otherwise is required to expense the cost of Options for accounting purposes, the Committee shall have the ability to substitute, without the consent of the Participant, Stock Appreciation Rights payable only in Common Stock for outstanding Options; provided, the terms of the substituted Stock Appreciation Rights Awards are the same as the terms for the Options and the difference between the Fair Market Value of the underlying shares and the Exercise Price of the Stock Appreciation Rights is equivalent to the difference between the Fair Market Value of the underlying shares and the Exercise Price of the Options. Any such substitution shall be subject to the approval of the Company’s shareholders if it would be considered a “repricing” under the rules of the New York Stock Exchange. If this provision creates adverse accounting consequences for the Company, it shall be considered void and of no further effect.

ARTICLE 13. WITHHOLDING TAXES.

13.1 General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Stock or make any cash payment under the Plan until such obligations are satisfied.

13.2 Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her minimum withholding or income tax obligations by having the Company withhold all or a portion of any Common Stock that otherwise would be issued to him or her or by delivering (or being deemed to have delivered) all or a portion of any Common Stock that he or she previously acquired. A participant may also deliver Common Stock held for more than six months to satisfy additional income tax obligations that arise due to a stock award. Such Common Stock shall be valued at their Fair Market Value as of the date when taxes otherwise would be withheld in cash.

ARTICLE 14. FUTURE OF THE PLAN.

14.1 Term of the Plan. The Plan shall remain in effect until it is terminated under Section 14.2, except that no Awards shall be granted after June 2, 2015.

14.2 Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations or rules (including rules of the applicable stock exchange on which the Company is listed). No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

ARTICLE 15. DEFINITIONS.

15.1 “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 80% of such entity.

15.2 “Award” means any award of an Option, Restricted Stock, Performance Award, Stock Unit or short-term cash incentive Award under the Plan.

15.3 “Award Agreement” means a written agreement between the Company and a Participant or a written acknowledgment from the Company to a Participant specifically setting forth the terms and conditions of an Award granted under the Plan.

15.4 “Award Period” means, with respect to an Award, the period of time set forth in the Award Agreement during which specified target performance goals must be achieved or other conditions set forth in the Award Agreement must be satisfied.

15.5 “Board” means the Company’s Board of Directors, as constituted from time to time.

15.6 “Change in Control” means the occurrence of any of the following:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities;

(b) A change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean Directors who either (A) are Directors of the Company as of the date hereof or (B) are elected or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors of the Company); or

(c) The Company adopts, and the shareholders approve, if necessary, a plan of complete liquidation of the Company, or the Company sells or disposes of substantially all of its assets to any

“person” or group of affiliated “persons” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a spin-off or similar disposition to the shareholders of the Company; or

(d) The Company is a party to a merger or consolidation in which the shareholders of the Company immediately prior to such transaction hold less than 50% of the total voting power of the resulting or surviving entity immediately after such transaction in approximately the same proportion as prior to such transaction.

15.7 “Code” means the Internal Revenue Code of 1986, as amended.

15.8 “Committee” means the Compensation Committee of the Board, as further described in Article 2.

15.9 “Common Stock” means the common stock, no par value, of the Company.

15.10 “Company” means Florida East Coast Industries, Inc., a Florida corporation.

15.11 “Consultant” means the consultants, advisors and independent contractors retained from time to time by the Company and who are not otherwise deemed to be an Employee or an Outside Director. Service as a Consultant shall be considered employment for all purposes of the Plan other than Section 4.2. and 15.12.

15.12 “Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

15.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

15.14 “Exercise Price” means the amount for which one share of Common Stock may be purchased upon exercise of such Option, as specified in the applicable Award Agreement.

15.15 “Fair Market Value” means, as of the applicable date determined under the Plan terms or otherwise in the discretion of the Committee, the opening, closing, actual, high, low or average selling price of Common Stock, as stated in The New York Stock Exchange Composite Transactions Report and reported in The Wall Street Journal. If a applicable price of Common Stock cannot reasonably be determined as provided in the preceding sentence, the Fair Market Value of Common Stock shall be determined by the Committee in good faith on such basis as it deems appropriate. The determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

15.16 “ISO” means an incentive stock option described in Section 422(b) of the Code.

15.17 “NSO” means a stock option not described in Sections 422 or 423 of the Code.

15.18 “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Stock.

15.19 “Outside Director” means a member of the Board who is not an Employee. Service as an Outside Director shall be considered employment for all purposes of the Plan other than Section 4.2.

15.20 “Participant” means an individual or estate who holds an Award.

15.21 “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 80% or more of the total combined voting power of all classes of stock in one or the other corporations in such chain. A corporation that attains the status of a parent on a date after the adoption of the Plan shall be considered a parent commencing as of such date.

15.22 “Participant” means an individual or estate who holds an Award.

15.23 “Performance Awards” means Awards granted in accordance with Article 8.

15.24 “Performance Goals” means one or more of the following metrics: operating income, operating profit (earnings from continuing operations before interest and taxes), return on net assets, earnings before interest, taxes, depreciation and amortization, operating profit (before depreciation and amortization), earnings per share, return on investment or working capital, return on shareholders’ equity, economic value added (the amount, if any, by which net operating profit after tax exceeds a reference cost of capital), sales, revenue, leasing performance, development performance and cost targets, any one of which may be measured with respect to the Company or any one or more of its Subsidiaries and either in absolute terms or as compared to another company or companies, and quantifiable, objective measures of individual performance relevant to the particular individual’s job responsibilities.

15.25 “Plan” means this Florida East Coast Industries’ 2002 Stock Incentive Plan, as amended and restated effective June 2, 2005, and as further amended from time to time.

15.26 “Restricted Stock” means Common Stock awarded upon the terms and subject to the restrictions set forth in Article 7.

15.27 “Restricted Stock Units” means units awarded upon the terms and subject to the restrictions set forth in Section 9.3.

15.28 “Restricted Stock Unit Account” means the bookkeeping account maintained by the Committee on behalf of each Participant who is credited with Restricted Stock Units and dividend equivalents thereon pursuant to Section 9.3.

15.29 “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, as the same may be amended from time to time, and any successor rule.

15.30 “Stock Appreciation Rights” means awards granted in accordance with Article 5.

15.31 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 80% or more of the total combined voting power of all classes of stock in one or the other corporations in such chain. A corporation that attains the status of a subsidiary on a date after the adoption of the Plan shall be considered a subsidiary commencing as of such date.

*            *            *            *             *            *            *             *            *            *             *            *

FLORIDA EAST COAST INDUSTRIES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE

JUNE 2, 2005 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Heidi J. Eddins and Daniel H. Popky and each of them Proxies with power of substitution to vote all shares of stock of Florida East Coast Industries, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Florida East Coast Industries, Inc., to be held in the Flagler Room, Flagler College, 74 King St., St. Augustine, Florida, on Thursday, June 2, 2005, at 10:30 A.M., Eastern Daylight Saving Time, and at any adjournment or adjournments thereof, with discretionary authority, as provided in the Proxy Statement.

The shares covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted in accordance with the Board of Directors’ recommendation. In the event of cumulative voting, unless otherwise indicated below, a vote for nominees of the Board of Directors will give the persons named in the proxy discretionary authority to cumulate all votes as to which the shareholder is entitled and allocate such votes in favor of one or more nominees of the Board voted for by the shareholder, as the proxyholders may determine.

PLEASE MARK, SIGN, DATE AND MAIL THIS CARD PROMPTLY IN THE POSTAGE PAID RETURN

ENVELOPE PROVIDED.

☒	Please mark vote as in this example

1.	THE ELECTION OF ten (10) DIRECTORS:

ROBERT D. FAGAN, DAVID M. FOSTER, ALLEN C. HARPER, ADOLFO HENRIQUES, JAMES E. JORDAN, GILBERT H. LAMPHERE, JOSEPH NEMEC, JORGE PEREZ, JAMES PIECZYNSKI AND WELLFORD L. SANDERS, JR.

FOR all nominees listed	WITHHOLD AUTHORITY to vote for all nominees listed	EXCEPTIONS
☐	☐	☐

To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.

Exceptions

To cumulate votes as to a particular nominee (or nominees) as explained in the Proxy Statement, indicate the name(s) and the number of votes to be given to such nominee(s).

Cumulate

2.	The APPROVAL of the Amended and Restated Florida East Coast Industries’ 2002 Stock Incentive Plan.

FOR    ☐                AGAINST    ☐                ABSTAIN    ☐

3.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as name appears. If stock is held in name of joint holders, each should sign. If you are signing as a trustee, executor, etc., please so indicate.

DATED:	, 2005

SIGNATURE

SIGNATURE IF HELD JOINTLY